Exhibit 2.1

The use of the following notation in this exhibit indicates that the confidential portion has been omitted pursuant to Item 601(b)(10)(iv) whereby certain identified information has been excluded because it is both not material and the type that the registrant treats as private or confidential: [redacted]

BUSINESS COMBINATION AGREEMENT

by and among

Futbol Club Barcelona,

Barça Produccions S.L.,

and

Mountain & Co. I Acquisition Corp.

Dated as of August 11, 2023

i

ii

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of August 11, 2023, is made by and among Futbol Club Barcelona, a sport association (asociación deportiva) (“FCB”), Barça Produccions S.L., a Spanish limited liability corporation wholly owned by FCB (“BP”), and Mountain & Co. I Acquisition Corp., a Cayman Islands exempted company (“Mountain”). FCB, BP and Mountain shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, Mountain is a blank check company incorporated as a Cayman Islands exempted company on April 16, 2021 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, as soon as practicable following the execution of this Agreement, (a) Sponsor (as defined below) shall (a) transfer all of the equity interests of a Netherlands private limited liability company (such company and each successor thereof, “TopCo”), a to-be-formed entity that will be formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents, which shall own all of the equity interests of a Cayman Islands exempted company (“Merger Sub”), to BP for nominal consideration; and (b) FCB and BP shall cause TopCo and Merger Sub to become a party hereto as a “Party” by executing a Joinder Agreement (as defined below);

WHEREAS, pursuant to the Governing Documents of Mountain, Mountain is required to provide an opportunity for its shareholders to have their outstanding Mountain Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Mountain Shareholder Approval;

WHEREAS, (a) the Pre-Closing Mountain Holders as of immediately prior to the Merger Effective Time that do not redeem their shares of Mountain Class A Shares for cash pursuant to the Mountain Shareholder Redemption will receive TopCo Ordinary Shares in respect of such Mountain Class A Shares, and (b) the Pre-Closing Mountain Holders as of immediately prior to the Merger Effective Time that hold Mountain Class B Shares will receive TopCo Ordinary Shares in respect of such Mountain Class B Shares, in the case of each of clauses (a) and (b), in connection with the Merger and pursuant to the terms and subject to the conditions set forth herein;

WHEREAS, as of the date of this Agreement, Mountain & Co. I Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”) and the D&Os collectively own 5,750,000 Mountain Class B Shares and 13,500,000 Mountain Warrants;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the D&Os and Mountain are entering into the sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, (a) each of the Sponsor and the D&Os has agreed to vote in favor of this Agreement and the transactions contemplated hereby and (b) each of the Sponsor and the D&Os has agreed to waive any adjustment to the conversion ratio set forth in the Governing Documents of Mountain or any other anti-dilution protection with respect to the Mountain Class B Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Anchor Investor, Orpheus and/or Blaugrana (together with any other holder of Bridgeburg Ordinary Shares (other than BP), the “Bridgeburg Minority Shareholders”) have entered into definitive agreements (collectively, the “Bridgeburg Agreements”) pursuant to which the Anchor Investor has agreed to purchase, and Orpheus and Blaugrana have agreed to sell, 884 ordinary shares of Bridgeburg (the “Bridgeburg Ordinary Shares”) in the aggregate that are owned by Orpheus and Blaugrana in exchange for a cash payment by the Anchor Investor (on behalf of Orpheus and Blaugrana) directly to BP in an amount equal to EUR 120 million in the aggregate on the terms and subject to the conditions set forth in the Bridgeburg Agreements;

WHEREAS, pursuant to and on the terms and conditions of the Bridgeburg Agreements, each of the Anchor Investor, Orpheus and/or Blaugrana has agreed to consummate the Share Exchange (as defined herein) at the Closing;

WHEREAS, prior to the Closing, each of FCB and BP shall and cause its applicable Subsidiaries to consummate the Pre-Closing Reorganization in accordance with Section 6.29, including by transferring the Transferred Assets and assigning the Assumed Liabilities prior to the Closing to Bridgeburg in exchange for 3,000 Bridgeburg Ordinary Shares;

WHEREAS, at the Closing, in accordance with this Agreement, BP, Blaugrana, Orpheus, the Anchor Investor and TopCo shall consummate the Share Exchange;

WHEREAS, immediately after the Share Exchange, the legal form of TopCo shall be changed from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited company (naamloze vennootschap) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, Merger Sub will merge with and into Mountain (the “Merger”), with Mountain as the surviving company in the Merger and, after giving effect to the Merger, becoming a wholly owned Subsidiary of TopCo, and each issued and outstanding Mountain Share will be converted into one Class A ordinary share of the Surviving Company, and immediately thereafter, each of the resulting Class A ordinary shares of the Surviving Company will be immediately exchanged for one TopCo Ordinary Share, and each outstanding Mountain Warrant will, by its terms, convert into a Converted Warrant exercisable for one TopCo Ordinary Share, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as of immediately after the Closing, FCB (via its ownership of BP) will beneficially own a majority of the TopCo Ordinary Shares on a fully diluted basis (whether or not all holders of Mountain Class A Shares exercise their Mountain Shareholder Redemption right or all holders of Converted Warrants exercise such warrants (and whether or not on a cashless exercise basis));

WHEREAS, at the Closing, TopCo, the Sponsor, FCB, BP and the other party(ies) thereto shall enter into a shareholders agreement (the “Shareholders Agreement”), pursuant to which, among other things, (a) the Sponsor, FCB and BP will agree not to effect any sale or distribution of any Equity Securities of TopCo issued pursuant to this Agreement during the lock-up period described therein and (b) the Sponsor, FCB and BP will be granted certain registration rights with respect to their respective TopCo Ordinary Shares, in each case, on the terms and subject to the conditions therein;

WHEREAS, the board of directors of Mountain (the “Mountain Board”) has unanimously (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby and (b) recommended, among other things, acceptance of the transactions contemplated by this Agreement and the approval of this Agreement by the holders of Mountain Shares entitled to vote thereon;

WHEREAS, each of the management board (bestuur) of TopCo and the board of directors of Merger Sub will unanimously approve this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby pursuant to Section 6.9;

WHEREAS, BP, which will be the sole shareholder of TopCo, has approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby;

WHEREAS, immediately following the time in which BP acquires the equity interests of TopCo, TopCo, which will be the sole shareholder of Merger Sub, will approve this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby pursuant to Section 6.9;

WHEREAS, on February 6, 2023, holders of Mountain Shares approved an amendment to Mountain’s Governing Documents to extend the date by which Mountain is required to consummate a business combination from February 9, 2023 to November 9, 2023;

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that the Merger, taken together with the Share Exchange, the PIPE Financing, constitute a transaction that qualifies under Section 351 of the Code (the “Intended U.S. Tax Treatment”); and

WHEREAS, for Spanish tax purposes, it is intended that the Share Exchange will qualify as a share-for-share exchange (canje de valores) for purposes of Section 76.5 and Section 80 of the Spanish CIT Act, and eligible for the Spanish Tax-Neutral Regime, subject to the terms and conditions set forth thereunder (the “Intended Spanish Tax Treatment” and, together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, none of Mountain Partners or any of its Affiliates (other than the Sponsor), including any portfolio company of or fund organized by any of the foregoing, shall be deemed an Affiliate of Mountain, any Group Company, Merger Sub or TopCo for the purposes of this Agreement. For the purposes of this Agreement, none of the Group Companies shall be deemed an Affiliate or a Subsidiary of any RemainCo Entity as of and following the Closing.

“Ancillary Documents” means the Shareholders Agreement, the Sponsor Support Agreement, the Subscription Agreements (if any), the Warrant Assumption Agreement, the TopCo Amended and Restated Articles of Association, the Bridgeburg Agreements, the Transition Services Agreement (if any), the IP Term Sheet, the Content Production and License Agreement, the Share Contribution Agreement, the Dutch Deed of Issues, the Spanish Transfer Deed and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anchor Investor” means a third party investor that is mutually agreeable to FCB and Mountain.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010, (c) the Spanish Criminal Code (Ley Orgánica 10/1995, de 23 de noviembre, del Código Penal), (d) the Spanish Law 10/2010 on the prevention of money laundering and terrorist financing (Ley 10/2010, de 28 de abril, de prevención del blanqueo de capitales y de la financiación del terrorismo), (e) the USA PATRIOT Act, (f) the Bank Secrecy Act, (g) the Money Laundering Control Act of 1986 and (h) all other antitrust, competition, anti-bribery, anti-corruption, anti-money laundering or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Liabilities” means all Liabilities of FCB or any of its Subsidiaries to the extent primarily relating to the Business and arising following the Closing (in each case excluding, for the avoidance of doubt, any Excluded Liabilities).

“Available Closing Mountain Cash” means all amounts in the Trust Account and cash held by Mountain outside of the Trust Account, in each case, after reduction for the aggregate amount of payments required to be made in connection with or in respect of the Mountain Shareholder Redemption, the Mountain Expenses (as set forth in the Mountain Closing Statement), the Company Expenses (as set forth in the Company Closing Statement) and any Sponsor Loans.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the FCB or any of its Subsidiaries for the benefit of any Business Employee, current or former employee of any Group Company or director, consultant, independent contractor, contingent worker or leased employee who performs services to any Group Company, or, in each case, a beneficiary or dependent thereof. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, non-compete and/or non-solicit, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Blaugrana” means collectively Blaugrana Invest, S.à.r.l. and its Affiliates.

“Bridgeburg” means Bridgeburg Invest, S.L.

“Business” means collectively the following businesses of FCB and its Subsidiaries as conducted and proposed to be conducted by FCB and its Subsidiaries:

1.	Audiovisual Content:

i.	Corporate audiovisual content: means any audiovisual, digital or photographic production describing or portraying stories or information related to the business activities of FCB or any FCB affiliated company.
ii.	Audiovisual content for external clients: means audiovisual recordings developed by FCB and/or any FCB affiliated companies for external clients, which include content related to FCB, any FCB affiliated company and/or the external client.
iii.	FCB affiliated companies: means any company controlled directly or indirectly by FCB or which is part of the FCB’s corporate group.
iv.	Podcast content: means a digital audio file made available to the public on the internet via any subscription system or otherwise, in which conversations, information and/or stories related to FCB or any FCB affiliated company have been recorded or fixated.
v.	FAST content: means content related to FCB or any FCB affiliated company broadcasted in a FAST (“free-ad-supported streaming TV”) channels.
vi.	Premium audiovisual content: means audiovisual content related to FCB or any FCB affiliated company, commercialized by any mean, to consumers at an above-average price.
vii.	Documentary film & series: means documentary film and series related to non-fictional content of FCB or any FCB affiliated company.
viii.	Fiction film & series: means fictional movies and series related to FCB or any FCB affiliated company.
ix.	Animation film & series: means an animated movie, cartoon or series, regardless of whether it is drawn or digitally produced, which include content related to FCB or any FCB affiliated company. Films or series portraying such content in which animation and real-life images are combined shall also be considered as animated films or series if the animation represents a majority part of the film or series.
x.	Show & entertainment: means an audiovisual recording of an entertainment activity comprising artistic performances of any kind which main theme is FCB or is otherwise related to FCB or any FCB affiliated company.
xi.	Live entertainment (non-sport): refers to audiovisual recordings of performances of theatrical, artistic and/or musical content, and activities such as reading that are done in front of an audience, all of which with content related to FCB or any FCB affiliated company; e.g., a dance or other similar event at which a person is employed or engaged to play music (live or pre-recorded); or a performance at which the performers, or at least some of them, are present in person; or a performance of a kind declared by regulation to be live entertainment.

xii.	TV Formats: means the underlying and overall concept and branding of a copyrighted television show, which main theme is FCB or is otherwise related to FCB or any FCB affiliated company.
xiii.	Broadcast and streaming of content related to FCB or any FCB affiliated company (e.g., behind the scenes, match highlights, team news and forecasts analysis), which, for clarification purposes, includes non-live match content (football and other sports), including the transmission by means of any electronic mass communications medium (including over the air broadcasting, cable television distribution and digital streaming).
xiv.	The use and exploitation of the archive of 20+ years of FCB exclusive content or content in which the main theme is FCB or is otherwise related to FCB or any FCB affiliated company.
xv.	Other content related to clients within or outside the sports industry.

2.	Audiovisual Channels

i.	OTT: means over-the-top services, through which content providers make available to individual consumers audiovisual content (e.g., films, documentaries, or series) over the internet.
ii.	Podcast: means a digital audio file distribution method, based on a free or paid subscription model or otherwise, by which public can access, via the internet, conversations, information or stories related to FCB or any FCB affiliated company.
iii.	FAST channels: means online channels operated by FCB and/or a FCB affiliated company, with preprogrammed live or prerecorded content distributed via free ad-supported streaming TV.
iv.	Radio: means an installation consisting of one or more transmitters or receivers, used for radio communications of voice and music, mainly focused on content related to FCB or any FCB affiliated company.

3.	Digital Content and Products

i.	Utility tokens: means a cryptographic centralized branded token created by FCB, any FCB affiliated company, Bridgeburg or an authorized third party, designed for direct utility and granting holders certain rights, including voting rights to participate in non-critical decision making processes of FCB or any FCB affiliated company, which, for clarification purposes, (i) will not include political, management, administrative, financial and/or sport aspects of FCB and (ii) if FCB or any FCB affiliated company determine to create a token with the voting rights described in the foregoing clause (i), FCB or such FCB affiliated company would engage Bridgeburg to create such token.
ii.	NFTs: means a cryptographic non-fungible token created by FCB, any FCB affiliated company, Bridgeburg or an authorized third party, based on a blockchain or otherwise, with unique identification codes and metadata that distinguish them from each other (which may include self-image, video, profile of players, etc.).
iii.	Other tokens: means a cryptographic unit of value that is created using software and can be used to represent a wide range of assets or services, for various purposes, such as cryptocurrencies (e.g., Bitcoin and Ethereum), payment tokens, security tokens, stablecoins, DeFi tokens, asset-backed tokens and other such tokens, provided that dealings with cryptocurrencies shall require the consent of TopCo’s board of directors.
iv.	VR & AR content: is a computer-generated environment with scenes and/or objects related to FCB or any FCB affiliated company that appear to be real, giving the user an immersive experience, and/or superimpose computer-generated content into the real world.
v.	Web3 avatars and accessories: a representation of a virtual object or an image with FCB-related elements, where information and ownership of content is disseminated on a blockchain or otherwise.

4.	Digital Channels

i.	Metaverse: is defined as a FCB sole branded multiplayer online game or virtual world, or network of 3D virtual worlds, where users and/or companies can socially and economically interact between each other, through avatars and/or characters. For clarification purposes, within the definition of Metaverse are not included video games, websites, social media networks, apps, or any other type of digital product or service which does not contain all the elements expressly mentioned in the foregoing.

ii.	VR & AR platforms: means a complete system that offers immersive 3D visuals, high-performance computing, and a user interface to let users experience the environment in three dimensions, and/or superimpose computer-generated content into the real world, all of which with content related to FCB or any FCB affiliated company.

5.	eSports Content and Products

i.	eSports team content: means the recording of multiplayer FCB video games played competitively by professional gamers for spectators.
ii.	Ticketing & Tournaments: means incomes derived from the selling of tickets during eSports tournaments organized by FCB or any FCB affiliated company.

6.	Barça Media Ventures means the acquisition of shares of a commercial enterprise, along with other partner(s), all of which agree to pool their resources into such company for the purpose of accomplishing projects related to Audiovisual Content, Audiovisual Channels, Digital Content and Products, Digital Channels, eSports Content and Products, and Video Games in Metaverse or Web 3 Video Games.

7.	Video Games in Metaverse or Web 3 Video Games

i.	Exploitation of Mobile Games based on FCB or any FCB affiliated company.
ii.	Exploitation of Console and PC Games based on FCB or any FCB affiliated company.

8.	Following the date of this Agreement, the Parties shall discuss and negotiate in good faith any amendments, supplements or modifications to the definition of the “Business”, including in respect of any other assets, products or businesses of FCB or any FCB affiliated company (whether in existence as of the date of this Agreement or created thereafter) that may be related to the Business and the economic value of those other assets, products or businesses that are owned, held or licensed by FCB or any FCB affiliated company, and, should those terms be agreed, the definition of the “Business” as so amended, supplemented or modified shall be the definition of the “Business” hereunder and in the Ancillary Documents.

For the sake of clarity, the Business definition included herein expressly excludes holding, developing, managing and/or exploiting rights or licenses to use or exploit or concessions for, or in connection with, the transmission of live football matches and other sporting events in which FCB and the Group Companies’ teams compete by means of any electronic mass communications medium, including over the air broadcasting, cable television distribution, digital, mobile, virtual, gaming and digital streaming including, without limitation the football matches currently held in the framework of the Spanish National League of First and Second Division which is currently organized by the Spanish National League of Professional Football (“Liga Nacional de Fútbol Profesional”), the UEFA Champions League or any successor competition.

Furthermore, without limiting Section 6.26(a), (i) through the execution of this Agreement, FCB shall only assign or license any FCB Intellectual Property Rights as long as it is not restricted or prohibited from doing so as a consequence of previous agreements entered into by FCB and in effect as of Closing; (ii) within the definition of the Business shall not be deemed to be included any rights with respect to those trademarks and/or Intellectual Property Rights already granted, licensed or assigned to third parties, if such rights and/or obligations under the corresponding agreements are not assignable or licensable under such agreements; and (iii) FCB shall assign to TopCo the current agreements in force with third parties concerning the Business, unless they are not assignable; provided that, in each case of (i), (ii) and (iii), FCB shall use reasonable best efforts, at FCB’s cost, to obtain the right, consent or waiver to assign, transfer or license, as applicable, the applicable asset, contract or license described in the foregoing clauses (i) through (iii) and any claim, right and benefit arising thereunder or resulting therefrom to TopCo or any of its designated Subsidiaries as promptly as possible at or following the Closing. Pending obtaining such right, consent or waiver, the Parties shall cooperate with each other to agree to any reasonable and lawful arrangements designed to provide TopCo with the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto, including by subcontracting, sublicensing or subleasing to TopCo to the extent contractually permissible.

For clarity, FCB’s rights in and to the content and other materials existing as of the Closing Date that fall within the scope of the Business, including any Intellectual Property Rights related to the Business, shall (i) not be transferred to TopCo pursuant to this Agreement and (ii) be exclusively licensed to TopCo and its Subsidiaries as of the Closing pursuant to the terms of the IP Term Sheet and the Content Production and License Agreement. Any content or other materials that fall within the scope of the Business or any other Intellectual Property Rights that are developed, created or reduced to practice by TopCo or any of its Subsidiaries following the Closing shall be exclusively owned or assigned, upon development, creation or reduction to practice, by and to TopCo or its applicable Subsidiary.

“Business Combination” has the meaning set forth in the Mountain Articles.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Amsterdam, the Netherlands, George Town, Cayman Islands and Barcelona, Spain are open for the general transaction of business.

“Business Employees” means (a) all individuals employed by any Group Company as of immediately prior to the Closing and (b) all individuals who are employed by FCB or any of its Subsidiaries as of immediately prior to the Closing and who primarily works for or serves the Business.

“Capitalization Time” means 5:00 p.m. (Barcelona, Spain time) on August 11, 2023.

“Change of Control Payment” means any success bonus, change of control bonus, retention bonus, transaction bonus or other similar payment or amount payable to any Person as a result of the Transactions or any other Change of Control Transaction to be agreed or closed prior to or concurrently with the Closing (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events).

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than 50% of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (c) under which any Person(s) makes any equity or similar investment in another Person.

“Code” means the United States Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining agreements or other agreements with any Employee Representative Body impacting the terms, conditions or liabilities of, to or in connection with, the Business Employees.

“Commingled Contracts” means any Contract pursuant to which a third party that is not an Affiliate of FCB or any of its Subsidiaries provides or receives services or benefits in respect of both (a) the Business and (b) the Retained Business.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Mountain by BP.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, and that are due and payable by (and not otherwise expressly allocated to Mountain pursuant to the terms this Agreement) any Group Company, TopCo or Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, TopCo and/or Merger Sub and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company, TopCo and/or Merger Sub pursuant to this Agreement or any Ancillary Document.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1(a) and (b) (Organization and Qualification), 3.2(a) and (b) (Capitalization of the Group Companies), 3.3 (Authority), 3.5 (Consents and Requisite Governmental Approvals; No Violations), 3.10 (Compliance with Law), 3.18 (Brokers), 3.21 (Sufficiency of Assets), 4.1 (Corporate Organization), 4.2 (Authority), 4.3 (Capitalization of TopCo) and 4.4 (Consents and Requisite Governmental Approvals; No Violations).

“Company IT Assets” means all IT Assets owned or purported to be owned by any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Group Companies or the Business, taken as a whole, or (b) would or would reasonably be expected to prevent, materially delay or materially impair the ability of FCB or its Subsidiaries to consummate the Transactions; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising from or related to (i) general business or economic conditions in or affecting Catalonia, Spain, the Cayman Islands, the United States or the Netherlands, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Catalonia, Spain, the Cayman Islands, the United States or the Netherlands or any other country, including the engagement by Catalonia, Spain, the Cayman Islands, the United States or the Netherlands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Spain, the Cayman Islands, the United States or the Netherlands or any other country or region in the world, or changes therein, including changes in interest rates in Spain, the Cayman Islands, the United States or the Netherlands or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or IFRS, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company or the Business operates, (vi) any failure by any Group Company or the Business to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (vii)), or (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in Catalonia, Spain, the Cayman Islands, the United States or the Netherlands or any other country or region in the world, or any escalation of the foregoing (viii) the announcement of this Agreement and the Ancillary Documents and consummation of the transactions contemplated hereby and thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Group Companies; provided, however, that this clause (viii) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly relates to such change, event, effect or occurrence; (ix) any matter set forth on Section 1.1 of the Company Disclosure Letter; and (x) any action taken by, or not taken, at the written request of Mountain, or taken or not taken by the Group Companies as expressly required by this Agreement or any Ancillary Documents (excluding any such actions required to be taken or not taken pursuant to Section 6.1(a) and Section 6.1(b)); provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (vii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Business, taken as a whole, relative to other participants operating in the industries or markets in which the Business operate, but only to the extent of the incremental disproportionate effect on the Business, taken as a whole, relative to similarly situated companies or businesses in the industry in which the Business operates.

“Company Owned Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by any Group Company.

“Company Product” means each product (including media product and content), service or other offering that is currently provided, planned to be provided or under development by or on behalf of the Group Companies or the Business.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 6, 2022 (as amended), by and between BP and Mountain.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Content Production and License Agreement” means the Content Production and License Agreement, to be dated the Closing Date, entered into among FCB, TopCo and Bridgeburg, to be negotiated in accordance with Section 6.26.

“Contract” or “Contracts” means all contracts, agreements, subcontracts, indentures, notes, bonds (including surety bonds), loans, instruments, leases, licenses, arrangements, mortgages, franchises, licenses, commitments, or other legally binding agreements and any amendments, exhibits, annexes, appendices or attachments thereto, in each case, whether oral or written.

“D&Os” means Dr. Cornelius Boersch, Daniel Wenzel, Alexander Hornung, Prof. Dr. Utz Claassen, Miles Gilburne, Winston Ma, Dr. Philip Rösler and Thomas Middelhoff.

“Deferred Underwriting Fees” shall mean the amount of deferred underwriting fees held in the Trust Account in connection with Mountain’s initial public offering payable to the underwriters upon consummation of a business combination.

“Dissenting Mountain Shares” means Mountain Class A Shares that are issued and outstanding immediately prior to the Merger Effective Time and held by a holder of Mountain Class A Shares who has validly exercised their dissenters’ rights for such Mountain Class A Shares in accordance with the applicable provisions of the laws of Mountain’s jurisdiction of incorporation, and otherwise complied with all of the provisions of such laws relevant to the exercise and perfection of dissenters’ rights.

“Dissenting Mountain Shareholder” means holders of Dissenting Mountain Shares.

“Employee Representative Body” means any works’ council, labor organization, labor union, trade union or other employee representative body in any jurisdiction.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Excluded Assets” means all of the assets, rights, businesses, properties and Contracts that are owned by FCB or any of its Subsidiaries and are not Transferred Assets.

“Excluded Liabilities” means all (a) Liabilities of FCB or any of its Subsidiaries to the extent not primarily relating to the Business or incurred by FCB or any RemainCo Entity in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (b) Liabilities relating to or arising out of the Pre-Closing Reorganization or the transactions or equity issuances in respect of Bridgeburg that occur at or prior to the Closing and (c) Liabilities relating to or arising out of any Contract, arrangement or understanding between or among FCB, any of its Subsidiaries or the Business, on the one hand, and Telefónica or any of its Affiliates, on the other hand.

“FCB General Assembly” means the general assembly of the members of FCB.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“FIFA” means the fédération internationale de football association.

“Financial Fair Play Regulations” means the UEFA and LaLiga regulations controlling financial aspects of football clubs.

“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a Netherlands company are its articles of association (statuten) and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association. For the avoidance of doubt, Governing Documents shall include shareholders agreement and similar agreements.

“Governmental Entity” means any (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private). For the avoidance of doubt, the duly recognized and properly constituted governing body of any sports shall be deemed a Governmental Entity, including The Real Federación Española de Futbol, LaLiga, UEFA and FIFA.

“Group Companies” means (a) prior to the Merger Effective Time, BP, Bridgeburg and their respective Subsidiaries and (b) at and following the Merger Effective Time, TopCo and its Subsidiaries (including the Surviving Company).

“Group Company Benefit Plan” means any Benefit Plan sponsored by any of the Group Companies or for which any of the Group Companies is a direct contracting party.

“Hazardous Substance” means (a) any substance that is listed, classified or regulated pursuant to any Environmental Law, (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon and (c) any other substance that may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, (e) leases required to be capitalized under GAAP or IFRS, as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (g) deferred revenues, (h) existing pension programs, (i) dividend payable balances, (j) obligations secured by a Lien and (k) any of the obligations of any other Person of the type referred to in clauses (a) through (i) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Information Statement” means an information statement relating to the Transactions that is disseminated to the FCB General Assembly.

“Insurance Policies” shall mean insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, together with the rights, benefits and privileges thereunder.

“Intellectual Property Rights” means all rights anywhere in the world in, to or under any of the following: (a) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (b) all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like; (c) trademarks, service marks, brand names, d/b/a’s, logos, social media handles, symbols, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing; (d) name, image, likeness, signature, voice, professional and personal biographical information and any other publicity rights or indicia of identity of an individual person; (e) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing; (f) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae and discoveries, whether patentable or not, product specifications, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); and (g) any other intellectual property, industrial, proprietary or other similar rights.

“Investment Company Act” means the Investment Company Act of 1940.

“IP Term Sheet” means the term sheet attached hereto as Exhibit A.

“IT Assets” means all technology devices, computers, Software, hardware, firmware, middleware, workstations, networks, routers, hubs, switches, communication systems, servers, network equipment, all other information technology equipment, and all data stored therein or processed thereby, and all related documentation.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“LaLiga” means the promotor and organizer entity of the Campeonato Nacional de Liga de Primera and Segunda División.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, sport or non-sport regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Loss” or “Losses” means any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, fines, penalties, diminution in value and out-of-pocket costs and expenses (including penalties and expenses incurred in investigating, ongoing monitoring, defending and settling any proceeding, including attorneys’ fees and disbursements).

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” “malware,” “ransomware” (in each case, as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.

“Mountain Articles” means the amended and restated memorandum and articles of association of Mountain.

“Mountain Class A Shares” means Mountain’s Class A ordinary shares.

“Mountain Class B Shares” means Mountain’s Class B ordinary shares.

“Mountain Disclosure Schedules” means the disclosure schedules to this Agreement delivered to BP by Mountain on the date hereof.

“Mountain Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, and that are due and payable by (and not otherwise expressly allocated to FCB, TopCo, BP, Bridgeburg or the Merger Sub pursuant to the terms of this Agreement) Mountain in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Mountain and any Deferred Underwriting Fees and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Mountain pursuant to this Agreement or any Ancillary Document. For the avoidance of doubt, Mountain Expenses shall not include any Change of Control Payments or any Company Expenses.

“Mountain Financial Statements” means all of the financial statements of Mountain included in the Mountain SEC Reports.

“Mountain Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Organization and Qualification), 5.2 (Authority), 5.4 (Brokers) and 5.7(a) (Capitalization of Mountain).

“Mountain Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Mountain, taken as a whole, or (b) would or would reasonably be expected to prevent, materially delay or materially impair the ability of Mountain to consummate the Transactions; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Mountain Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising from or related to (i) general business or economic conditions in or affecting Catalonia, Spain, the Cayman Islands, the United States or the Netherlands, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Catalonia, Spain, the Cayman Islands, the United States or the Netherlands or any other country, including the engagement by Catalonia, Spain, the Cayman Islands, the United States or the Netherlands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Spain, the Cayman Islands, the United States or the Netherlands or any other country or region in the world, or changes therein, including changes in interest rates in Spain, the Cayman Islands, the United States or the Netherlands or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Mountain operates, (vi) any failure by Mountain to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (v) or (vii)), (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in Catalonia, Spain, the Cayman Islands, the United States or the Netherlands or any other country or region in the world, or any escalation of the foregoing, (viii) the announcement of this Agreement and the Ancillary Documents and consummation of the transactions contemplated hereby and thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Mountain; provided, however, that this clause (viii) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly relates to such change, event, effect or occurrence; and (ix) any action taken by, or not taken, at the written request of BP, or taken or not taken by Mountain as expressly required by this Agreement or any Ancillary Documents (excluding any such actions required to be taken or not taken pursuant to Section 6.10); provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (vii) may be taken into account in determining whether a Mountain Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on Mountain, taken as a whole, relative to other participants operating in the industries or markets in which the Mountain operates, but only to the extent of the incremental disproportionate effect on Mountain, taken as a whole, relative to similarly situated companies in the industry in which Mountain operates.

“Mountain Partners” means Mountain Partners AG.

“Mountain Shareholder Approval” means, collectively, the Required Mountain Shareholder Approval and the Other Mountain Shareholder Approval.

“Mountain Shareholder Redemption” means the right of the holders of Mountain Class A Shares to redeem all or a portion of their Mountain Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Mountain.

“Mountain Shares” means, collectively, the Mountain Class A Shares and the Mountain Class B Shares.

“Mountain Warrants” means each warrant to purchase one Mountain Class A Share at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Nasdaq” means the Nasdaq Stock Market.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Orpheus” means collectively Orpheus Media, S.L. and its Affiliates.

“Other Mountain Shareholder Approval” means the approval, at the Mountain Shareholders Meeting where a quorum is present, in the case of each Transaction Proposal (other than the Business Combination Proposal and the Merger Proposal), by an ordinary resolution in accordance with Mountain’s articles of association requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Mountain Shares present in person or represented by proxy at the Mountain Shareholders Meeting and entitled to vote on such matter.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established on the in accordance with IFRS and (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the use or occupancy of such real property by the Business or any Group Company.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any information or data that (a) identifies or could reasonably be used to identify an individual, device, browser or household or (b) otherwise qualifies as “personal information,” “personal data,” “personally identifiable information,” “protected health information,” or other analogous term or other similar terms under any applicable Laws.

“Pre-Closing Mountain Holders” means the holders of Mountain Shares at any time prior to the Merger Effective Time.

“Privacy Laws” means any Laws in any jurisdiction relating to or concerning the Processing or protection of Personal Data, privacy, electronic communications, electronic marketing or information security, including the European Union General Data Protection Regulation 2016/679 and the e-Privacy Directive (2002/58/EC).

“Privacy Policies” has the meaning set forth in Section 3.14(a).

“Privacy Requirements” means the Privacy Laws and the Privacy Policies.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, hearing, complaint, investigation, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means mean the use, collection, receipt, processing, aggregation, storage, adaption, alteration, transfer, retrieval, disclosure, dissemination, combination, erasure, destruction, or anonymization of any data, any other operation or set of operations that is performed on data or on sets of data, in each case, whether or not by automated means, and any other form.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means any Intellectual Property Right that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Registration Statement/Proxy Statement” means a registration statement on Form F-4 relating to the Transactions and containing a proxy statement of Mountain.

“RemainCo Entities” means FCB and its Subsidiaries (other than the Group Companies).

“Representatives” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorneys in fact, accountant or other advisor, agent or other representative of such person, in each case acting in their capacity as such. For the avoidance of doubt, none of Mountain Partners or any of its Affiliates, including any portfolio company of or fund organized by any of the foregoing, or any of their respective directors, officers, principals, partners, managers, members, employees or consultants, shall be deemed a Representative of Mountain, any Group Company, Merger Sub or TopCo for the purposes of this Agreement.

“Required FCB General Assembly Approval” means the approval by the members’ general meeting (“asamblea general de socios”) of FCB approving its entry into the transactions contemplated by this Agreement and the Ancillary Documents, such approval to be obtained in accordance with the requirements set forth in FCB’s by-laws at the time of approval of such resolution.

“Required Mountain Shareholder Approval” means the approval, at the Mountain Shareholders Meeting where a quorum is present, (a) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with Mountain’s articles of association requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Mountain Shares present in person or represented by proxy at the Mountain Shareholders Meeting and entitled to vote on such matter, and (b) in the case of the Merger Proposal, by a special resolution in accordance with Mountain’s articles of association requiring the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Mountain Shares present in person or represented by proxy at the Mountain Shareholders Meeting and entitled to vote on such matter.

“Retained Business” means the businesses of FCB and its Subsidiaries (other than the Business).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Mountain Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws, the Spanish Securities Markets Act and other applicable foreign and domestic securities or similar Laws.

“Software” means any and all (a) computer programs, applications, microcode, firmware and software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Spanish CIT Act” means Law 27/2014, dated 27 November, on Corporate Income Tax.

“Spanish Companies Act” means the Spanish Royal Legislative Decree 1/2010 of the 2nd of July, whereby the amended and restated Spanish Companies Act was approved (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital).

“Spanish Foreign Investment Regulations” means the Spanish Act 19/2003, of the 4th of July, whereby the regulations applicable to foreign capital movements and foreign economic transactions were approved (Ley 19/2003, de 4 de julio, sobre régimen jurídico de los movimientos de capitales y de las transacciones económicas con el exterior).

“Spanish Insolvency Act” means the Spanish Royal Legislative Decree 1/2020 of the 5th of May, whereby the amended and restated Spanish Insolvency Act was approved (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal).

“Spanish Securities Markets Act” means the Spanish Act 6/2023, of March 17th, of the Securities Markets and Investment Services (Ley 6/2023, de 17 de marzo, de los Mercados de Valores y de los Servicios de Inversión).

“Spanish Tax-Neutral Regime” means the tax regime set forth under Chapter VII, Title VII, of the Spanish CIT Act.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“TopCo Ordinary Share” means an ordinary share in the share capital of TopCo.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Transferred Assets” means all of the assets, rights, Permits, businesses, properties and Contracts (a) owned or held by any Group Company in the conduct of or relating to the Business as of the Closing, and (b) owned, held or used primarily in the conduct of the Business by FCB or any of its Affiliates or otherwise primarily relating to the Business, in each case, as of immediately prior to the Closing.

“UEFA” means the Union of European Football Associations.

“United States” or “U.S.” means the United States of America.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of November 4, 2021, between Mountain and the Trustee.

Section 1.2           Certain Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	Section 6.6(a)
Additional Mountain SEC Reports	Section 5.8
Agreement	Preamble
BP	Recitals
Bridgeburg Minority Shareholders	Recitals
Bridgeburg Ordinary Shares	Recitals
Business Combination Proposal	Section 6.8
Cayman Islands Act	Section 2.1(e)(i)
Cayman Registrar	Section 2.1(e)(ii)
Chosen Courts	Section 10.4(b)
Claims	Section 6.24
Claim Notice	Section 9.4(a)
Closing	Section 2.2
Closing Company Audited Financial Statements	Section 3.4(b)
Closing Date	Section 2.2
Closing Press Release	Section 6.4(b)
Company Closing Statement	Section 2.4
Company Expense Cap	Section 7.2(f)
Company Registered Intellectual Property	Section 3.13(a)
Conflicts Committee	Section 6.16(a)(iii)
Converted Warrant	Section 2.1(e)(xi)
D&O Persons	Section 6.15(a)
D&O Tail	Section 6.15(b)
Dutch Deed of Issue	Section 2.1(c)
FCB	Preamble
FCB Board	Section 3.3
FCB Counsel	Section 10.18(b)
FCB Counsel Privileged Communications	Section 10.18(b)
FCB General Assembly Meeting	Section 6.11
FCB Group	Section 10.18(b)
FCB Indemnified Parties	Section 9.3
Financial Statements	Section 3.4(a)
First Tranche	Section 7.3(e)
Group Company Indemnified Parties	Section 9.2
Indemnified Party	Section 9.4(a)

Indemnifying Party	Section 9.4(a)
Intended Spanish Tax Treatment	Recitals
Intended Tax Treatment	Recitals
Intended U.S. Tax Treatment	Recitals
IPO	Section 10.16
Joinder	Section 6.1(b)
Leased Real Property	Section 3.19(b)
Material Contracts	Section 3.7(a)
Merger	Recitals
Merger Consideration	Section 2.1(e)(vi)
Merger Documents	Section 2.1(e)(ii)
Merger Effective Time	Section 2.1(e)(ii)
Merger Proposal	Section 6.8
Merger Sub	Recitals
Minimum Cash Condition	Section 7.1(h)
Mountain	Preamble
Mountain Acquisition Proposal	Section 6.6(b)
Mountain Board	Recitals
Mountain Closing Statement	Section 2.4
Mountain Counsel	Section 10.18
Mountain Counsel Privileged Communications	Section 10.18
Mountain Designee	Section 6.16(a)(ii)
Mountain Expense Cap	Section 7.3(d)
Mountain Group	Section 10.18(a)
Mountain SEC Reports	Section 5.8
Mountain Shareholders Meeting	Section 6.8
Nonparty	Section 10.12
OFAC	Section 3.22(d)
Parties	Preamble
PIPE Financing	Section 6.25
PIPE Investors	Section 6.25
Post-Closing Claims	Section 6.22
Pre-Closing Occurrence-Based Policies	Section 6.22
Pre-Closing Reorganization	Section 6.29
Proceeds Condition	Section 7.3(e)
Proceeds Condition Deadline	Section 7.3(e)
Prospectus	Section 10.16
Related Parties	Section 3.20
Related Party Transactions	Section 3.20
Released Matters	Section 6.24
Releasees	Section 6.24
Releasing Parties	Section 6.24
Requisite Regulatory Approvals	Section 7.1(a)
Sanctions	Section 3.22(d)
Second Tranche	Section 7.3(e)
Share Contribution Agreement	Section 2.1(c)
Share Exchange	Section 2.1(c)
Shareholders Agreement	Recitals
Significant Customer	Section 3.24(a)
Significant Supplier	Section 3.24(b)
Signing Press Release	Section 6.4(b)
Spanish Transfer Deed	Section 2.1(c)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Sponsor Loans	Section 6.13
Subscription Agreements	Section 6.25

Surviving Company	Section 2.1(e)(i)
Termination Date	Section 8.1(d)
Third Party Claim	Section 9.4(b)
Third Party Claim Expenses	Section 9.4(b)(iv)
Third Tranche	Section 7.3(e)
TopCo	Recitals
TopCo Amended and Restated Articles of Association	Section 2.1(d)
Trade Secrets	Section 1.1
Transaction Proposals	Section 6.8
Transition Services	Section 6.28
Transition Services Agreement	Section 6.28
Trust Account	Section 10.16
Trust Account Released Claims	Section 10.16
Trust Agreement	Section 5.10
Trustee	Section 5.10
Warrant Assumption Agreement	Section 2.1(e)(xi)

Article II
Closing Transactions

Section 2.1             Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)            TopCo, Merger Sub and Mountain Tax Residency. Prior to the closing of the Share Exchange, TopCo and Merger Sub shall adopt the necessary actions (which shall include the appointment of directors and the adoption of resolutions by its governing bodies, and filing for the establishment of a tax domicile and the registration of TopCo and Merger Sub with the Spanish census of taxpayers) to ensure that TopCo and Merger Sub are tax resident entities in Spain for Spanish corporate income tax purposes, pursuant to Section 8.1.c) of the Spanish CIT Act and, in case of TopCo, also for purposes of the convention between the Netherlands and Spain for the avoidance of double taxation with respect to taxes on income and on capital (as may be renegotiated).

(b)            Mountain Tax Residency and Registered Office. Mountain shall take all reasonable actions to ensure that the Surviving Company (as defined below) will be in a position to claim tax resident status in Spain for Spanish corporate income tax purposes pursuant to Section 8.1.c) of the Spanish CIT Act immediately after the Closing, including by (i) appointing designees to the board of directors of the Surviving Company that would take effect as of immediately following the Closing; (ii) adopting resolutions of the Board of Directors specifying Mountain’s intent to be a tax resident in Spain for Spanish corporate income tax purposes immediately after the Closing; and (iii) filing for the establishment of a tax domicile and the registration of Surviving Company with the Spanish census of taxpayers with effects immediately after the Closing. In addition, immediately after the Closing, Mountain shall take all reasonable actions to ensure that as soon as possible in accordance with all applicable laws the Surviving Company establishes its registered office in Spain (as a private limited liability company -sociedad limitada- or a public limited liability company -sociedad anónima- at the discretion of Mountain), which at that time will not be a listed entity.

(c)            Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, BP (and FCB shall cause BP to) and each Bridgeburg Minority Shareholder shall contribute or cause to be contributed all of the issued and outstanding Bridgeburg Shares owned by it to TopCo in return for 15,000 newly-issued TopCo Ordinary Shares for each Bridgeburg Share contributed (the “Share Consideration”) by, among other things (i) entering with TopCo into a contribution agreement (the “Share Contribution Agreement”) and a notarial deed of issue of shares in TopCo governed by Dutch Law (and executed by a civil-law notary officiating in the Netherlands) (the “Dutch Deed of Issue”), under which TopCo will issue to each such holder of Bridgeburg Shares their respective Share Consideration in return for the contribution by each such holder of Bridgeburg Shares of all of the issued and outstanding Bridgeburg Ordinary Shares owned by it, and (ii) immediately following the execution of the Dutch Deed of Issue, entering with TopCo into a notarized “transfer deed” governed by Spanish Law, in a form and substance reasonably satisfactory to Mountain (the “Spanish Transfer Deed”), under which BP will (and FCB shall cause BP to) and each Bridgeburg Minority Shareholder will assign and transfer to TopCo all of the issued and outstanding Bridgeburg Shares owned by such holders of Bridgeburg Shares in fulfilment of the obligations of such holders of Bridgeburg Shares under the Share Contribution Agreement and the Dutch Deed of Issue to pay up the respective TopCo Ordinary Shares by payment in kind (the transactions contemplated by this Section 2.1(c), the “Share Exchange”). For the avoidance of doubt, the Parties hereby agree that the Share Consideration, Merger Consideration and other consideration mechanics in this Agreement (including Article II) shall assume a pre-money valuation of the Business of $900 million, $10.00 per share price of TopCo Ordinary Shares at the Closing, and that BP shall receive 67.95 million TopCo Ordinary Shares in exchange for the Bridgeburg Ordinary Shares owned by it pursuant to the Share Exchange at the Closing.

(d)            Change in Legal Form of TopCo. Immediately after giving effect to the Share Exchange, TopCo shall (i) change its legal form to a public limited liability company (naamloze vennootschap) and (ii) amend and restate its articles of association pursuant to a notarial deed in a manner that is consistent with Section 6.16 and on other terms that are mutually agreeable to FCB and Mountain (the “TopCo Amended and Restated Articles of Association”) and, as so amended and restated, shall be the Governing Documents of TopCo until thereafter amended in accordance with the terms thereof and applicable Law.

(e)            Merger.

(i)             Immediately following the consummation of the transactions pursuant to Section 2.1(d), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Act”), Merger Sub shall merge with and into Mountain at the Merger Effective Time. Following the Merger Effective Time, the separate existence of Merger Sub shall cease and Mountain shall continue as the surviving entity of the Merger (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of Mountain Merger Sub in accordance with the Cayman Islands Act.

(ii)            On the Closing Date and immediately after giving effect to the Share Exchange, Mountain and Merger Sub shall cause a plan of merger, in a form reasonably satisfactory to FCB and Mountain (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Islands Act), along with all other documentation and declarations required under the Cayman Islands Act in connection with such merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Islands Act (together, the “Merger Documents”). The Merger shall become effective on the date and time at which the Merger Documents have been duly filed with the Cayman Registrar or on a subsequent date and time as is agreed by Mountain and FCB and specified in the Merger Documents in accordance with the Cayman Islands Act (the time the Merger becomes effective being referred to herein as the “Merger Effective Time”).

(iii)            The Merger shall have the effects as provided in this Agreement, in the Merger Documents and in the applicable provisions of the Cayman Islands Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of Mountain and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of each of Mountain, and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

(iv)           At the Merger Effective Time, the Governing Documents of Mountain as amended pursuant to the Merger Documents shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v)            At the Merger Effective Time, the Parties shall take such reasonable actions to appoint the initial directors and officers of the Surviving Company that are identified in writing by FCB to Mountain, which shall take effect as of immediately following the Closing, each to hold office in accordance with the Governing Documents of Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi)           At the Merger Effective Time, by virtue of the Merger and the transactions described in Section 2.1(e)(vii) and without any action on the part of any Party or any other Person, each Mountain Share (other than such shares cancelled pursuant to Section 2.1(e)(viii) issued and outstanding as of immediately prior to the Merger Effective Time shall be automatically cancelled and extinguished and converted into one Class A ordinary share of Surviving Company that is held in the accounts of the Exchange Agent, solely for the account and benefit of the Pre-Closing Mountain Holders as at the moment immediately prior to the Merger Effective Time, for further contribution immediately following the Merger Effective Time as provided in Section 2.1(e)(vii) (the “Merger Consideration”). From and after the Merger Effective Time, the holder(s) of certificates, if any, evidencing ownership of the Mountain Shares or Mountain Shares held in book-entry form issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(vii)          Immediately following the Merger Effective Time, and in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek), the Exchange Agent, acting solely for the account and benefit of the Pre-Closing Mountain Holders as at the moment immediately prior to the Merger Effective Time (other than the Dissenting Mountain Shareholders and the holders of Mountain Shares to be cancelled in accordance with Section 2.1(e)(viii)), shall contribute, for the account and benefit of those Pre-Closing Mountain Holders (other than the Dissenting Mountain Shareholders and the holders of Mountain Shares to be cancelled pursuant to Section 2.1(e)(viii)), each of the issued and outstanding Class A ordinary shares of the Surviving Company that were issued to the Exchange Agent solely for the account and benefit of those Pre-Closing Mountain Holders (other than the Dissenting Mountain Shareholders and the holders of Mountain Shares to be cancelled pursuant Section 2.1(e)(viii)) to TopCo, as a contribution in kind (inbreng op aandelen anders dan in geld) and, in consideration of this contribution in kind, TopCo shall issue (uitgeven) at par to the Exchange Agent for the account and benefit of those Pre-Closing Mountain Holders (other than the Dissenting Mountain Shareholders and the holders of Mountain Shares to be cancelled pursuant to Section 2.1(e)(viii)) one TopCo Ordinary Share in respect of each Class A ordinary share of the Surviving Company so contributed.

(viii)         At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Mountain Share held immediately prior to the Merger Effective Time by Mountain as treasury shares shall be cancelled and extinguished, and no consideration shall be paid with respect thereto.

(ix)            At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of Mountain Shares, each Dissenting Mountain Share that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically cancelled and extinguished and shall thereafter represent only such rights as are granted by the applicable provisions of the laws of Mountain’s jurisdiction of incorporation to a holder of Dissenting Mountain Shares, subject to Section 2.5.

(x)             Immediately following the Merger Effective Time, in the event any Subscription Agreements are entered into pursuant to Section 6.25, TopCo and the PIPE Investors shall consummate the PIPE Financing pursuant to such Subscription Agreements.

(xi)            As a result of the Merger and without any action of any Party or any other Person (but without limiting the obligations of TopCo pursuant to the last sentence of this Section 2.1(e)(xi)), each Mountain Warrant that is outstanding immediately prior to the Merger Effective Time shall automatically cease to represent a right to acquire Mountain Class A Shares and shall automatically represent, immediately following the Merger Effective Time, a right to acquire one TopCo Ordinary Share at a price of $11.50, subject to adjustment, and on the same contractual terms and conditions as were in effect immediately prior to the Merger Effective Time under the terms of the Warrant Agreement (a “Converted Warrant”); provided, that each Converted Warrant: (a) shall represent the right to acquire the number of TopCo Ordinary Shares equal to the number of Mountain Class A Shares subject to each such Mountain Warrant immediately prior to the Merger Effective Time; (b) shall have an exercise price of $11.50 per whole warrant required to purchase one TopCo Ordinary Share; and (c) shall expire on the five year anniversary of the Closing Date. TopCo shall enter into a warrant assumption agreement (the “Warrant Assumption Agreement”) as of immediately prior the Merger Effective Time. Upon exercise of Converted Warrants, settlement of the underlying TopCo Ordinary Shares shall be effected through the Exchange Agent.

(xii)            If after the date hereof and prior to the Merger Effective Time Mountain pays a stock dividend in, splits, combines into a smaller number of shares, or issues by reclassification any Mountain Shares, then the Merger Consideration will be appropriately adjusted to provide to the holders of the Mountain Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this provision.

(f)              Use of Mountain Cash. Immediately following the consummation of the transactions contemplated by this Section 2.1(f):

(i)             the Surviving Company shall redeem from TopCo 90% of all of the Surviving Company’s outstanding Class A ordinary shares in consideration of a cash payment in the amount equal to 90% of the Available Closing Mountain Cash, and the Surviving Company shall make payment of such amount to TopCo; and

(ii)             the Surviving Company and TopCo shall enter into and consummate a loan agreement pursuant to which the remaining 10% of the Available Closing Mountain Cash is loaned to TopCo.

(g)             Notwithstanding the foregoing Section 2.1(f), upon mutual agreement in writing by the Parties, the Parties may elect an alternative transaction structure to carry out the purposes of the foregoing Section 2.1(f), and upon so electing, the Parties shall consummate such alternative structure instead of the transactions contemplated by the foregoing Section 2.1(f).

Section 2.2              Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Barcelona, Spain time, as promptly as practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) at the offices of Sullivan & Cromwell LLP, Neue Mainzer Strasse 52, Frankfurt am Main, 60311, Germany or at such other place, date and/or time as Mountain and FCB may agree in writing; provided that the Dutch Deed of Issue and the notarial deed effecting the change of legal form of TopCo shall be executed by the Dutch civil law notary and the other applicable Persons in the Netherlands (pursuant to powers of attorney), in each case at or prior to the time required in Section 2.1.

Section 2.3              Withholding. TopCo shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.4              Closing Statements. At least three Business Days prior to the Closing Date, FCB shall prepare and deliver to Mountain and TopCo a statement (the “Company Closing Statement”) setting forth the Company Expenses, including reasonable supporting detail therefor. At least three Business Days prior to the Closing Date, Mountain shall prepare and deliver to FCB and TopCo a statement (the “Mountain Closing Statement”) setting forth the Mountain Expenses, including reasonable supporting detail therefor. The Company Closing Statement and the Mountain Closing Statement shall include the respective amounts and wire transfer instructions for the payment thereof.

Section 2.5              Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the applicable provisions of the laws of Mountain’s jurisdiction of incorporation, Dissenting Mountain Shares shall not be converted into, and such Dissenting Mountain Shareholders shall have no right to receive, the applicable Merger Consideration.

Article III
REPRESENTATIONS AND WARRANTIES RELATING TO FCB, BP AND THE GROUP COMPANIES

Except as set forth in the Company Disclosure Schedules (it being agreed that for purposes of the representations and warranties set forth in this Article III, disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), BP represents and warrants to Mountain as of the date hereof and as of the Closing, as follows:

Section 3.1              Organization and Qualification.

(a)             FCB and each Group Company is a sport association, corporation, limited liability company, a public limited company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. FCB and each Group Company has the requisite sport association, corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be material to FCB or any Group Company or would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of FCB or any Group Company to consummate the Transactions.

(b)             True and complete copies of the Governing Documents of FCB and each Group Company have been made available to Mountain, in each case, as amended and in effect as of the date hereof. The Governing Documents of FCB and each Group Company are in full force and effect, and neither FCB nor any Group Company is in breach or violation of any provision set forth in their respective Governing Documents. Neither FCB nor any of its Affiliates (other than the Group Companies) own or hold (or will own or hold at any time as of or prior to the Closing) or otherwise have any rights with respect to any of the Transferred Assets or are (or will be at any time as of or prior to the Closing) subject to any of Assumed Liabilities.

(c)             Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be material to any Group Company or would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of any Group Company to consummate the Transactions.

(d)             None of the Group Companies are subject to any mandatory cause for dissolution pursuant to Section 363 of the Spanish Companies Act. Each Group Company is in full compliance with the equity ratio set forth in Section 363.1(e) of the Spanish Companies Act.

(e)             No Order has been made, petition presented or meeting (of equityholders or otherwise) convened for the bankruptcy, winding up (voluntary or mandatory) or granting of pre-insolvency protection (as per Section 583 et seq. of the Spanish Insolvency Act or as per any other applicable Laws), or for the appointment of any provisional liquidator or in relation to any other process whereby the assets of the Business are distributed amongst its creditors and/or shareholders or other contributors, and there are no Proceedings under any applicable bankruptcy, insolvency, reorganization, corporate or similar applicable Law, would be reasonably likely to justify any such Proceedings. No receiver or trustee has been appointed in respect of the whole or any part of any of the property or assets of the Business, nor has any such Order been made (including, in any relevant jurisdiction, any other Order by which, during the period it is in force, the affairs and assets of the Business are managed by a person appointed for the purpose by a Governmental Entity or similar body). Neither BP, Bridgeburg nor any of its Subsidiaries has taken any steps with a view to a suspension of payments or a moratorium of any Indebtedness or for the granting of pre-insolvency protection (as per Section 583 et seq. of the Spanish Insolvency Act or as per any other applicable Laws) or has made or is negotiating any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they become due.

Section 3.2              Capitalization of the Group Companies.

(a)             Section 3.2(a) of the Company Disclosure Schedules sets forth, as of the Capitalization Time, a true and complete statement of (i) the number and class or series of all of the Equity Securities of each Group Company issued and outstanding and (ii) the identity of the Persons that are the legal and beneficial owners thereof. All of the Equity Securities of each Group Company have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Securities of each Group Company (A) were not issued in violation of the Governing Documents of the Group Companies or any other Contract to which each Group Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (D) are free and clear of all Liens (other than those existing under the shareholder’s agreement of Bridgeburg, the agreement (and any Liens thereunder) of which shall terminate upon the Closing). None of the Group Companies has outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Group Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Group Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any of the Group Company’s Equity Securities. None of the Group Companies has outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the applicable Group Company on any matter. BP, together with the Bridgeburg Minority Shareholders, own all of the issued and outstanding Bridgeburg Ordinary Shares.

(b)             None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(c)             Section 3.2(c) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the Capitalization Time, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(d)             None of the Group Companies owe or otherwise have any Liabilities in respect of any Change of Control Payments.

Section 3.3              Authority. Each of FCB and the Group Companies has the requisite corporate, sport association, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Document to which FCB or the applicable Group Company is party or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which FCB or the applicable Group Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of FCB or the applicable Group Company (as applicable). This Agreement and each Ancillary Document to which FCB or the applicable Group Company is or will be a party has been or will be upon execution thereof, as applicable, duly and validly executed and delivered by FCB or the applicable Group Company (as applicable) and constitutes or will constitute, upon execution and delivery thereof, as applicable, (assuming that this Agreement and the Ancillary Documents to which FCB or the applicable Group Company (as applicable) is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against FCB or the applicable Group Company (as the case may be) in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The board of directors of FCB (the “FCB Board”) by resolutions duly adopted at a meeting duly called and held in accordance with its Governing Documents unanimously (i) determined that this Agreement, the Ancillary Documents and the Transactions are advisable, fair to, and in the best interests of, FCB and its members, (ii) approved this Agreement, the Ancillary Documents and the Transactions in accordance with applicable law, (iii) directed that this Agreement and the FCB Transaction Proposals be submitted to the FCB General Assembly for approval and adoption and (iv) resolved to recommend that the FCB General Assembly approve and adopt this Agreement and the FCB Transaction Proposals. None of the members of the FCB General Assembly hold or control the voting power with respect to any vote of the FCB General Assembly that represents more than 5% of the total voting power of the FCB General Assembly. No approvals of the Transactions by the FCB Board, the FCB General Assembly or FCB members or of FCB or its Affiliates are required except for the approval described in the preceding sentence and the Required FCB General Assembly Approval. No other corporate proceedings are necessary to authorize this Agreement or to consummate the Transactions.

Section 3.4              Financial Statements; Undisclosed Liabilities.

(a)             BP has made available to Mountain a true and complete copy of unaudited income statements of the Business for fiscal years 2019 through 2022 (the “Financial Statements”). Each of the Financial Statements fairly presents, in all material respects, the results of operations of the Business as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b)             The audited consolidated balance sheets of the Business as of June 30, 2022 and June 30, 2023 and the related audited consolidated statements of income and cash flows of the Business for each of the years then ended (the “Closing Company Audited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 6.14, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Business as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) will have been audited in accordance with the standards of the PCAOB and (iv) will contain an unqualified report of FCB’s auditors.

(c)             Except (i) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (ii) as set forth in the Financial Statement for fiscal year 2022 of the Business, (iii) incurred in the ordinary course of business following the end of the fiscal year 2022 of the Business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law) or (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities.

(d)             FCB and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements of the Group Companies in accordance with IFRS.

(e)             Since January 1, 2018, no RemainCo Entity or Group Company has received any written material complaint, allegation, assertion or claim from any source regarding accounting, internal accounting controls or auditing matters or that there is (A) “significant deficiency” in the internal controls over financial reporting of the Group Companies or the Business, or (B) a “material weakness” in the internal controls over financial reporting of the Group Companies or the Business. The Group Companies maintain and, for all periods covered by the Financial Statements and the Closing Company Audited Financial Statements, have maintained books and records of the Group Companies and the Business in the ordinary course of business that are accurate and complete and reflect in all material respects the revenues, expenses, assets and liabilities of the Group Companies and the Business. BP has made available to Mountain a summary of all material complaints or concerns relating to other matters made since January 1, 2020 through the whistleblower hot-line or equivalent system of FCB and/or its Subsidiaries for receipt of employee concerns regarding possible violations of Law.

Section 3.5              Consents and Requisite Governmental Approvals; No Violations.

(a)             No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of FCB, BP, Bridgeburg or any of their respective Subsidiaries with respect to the execution, delivery or performance of the obligations of FCB, BP, Bridgeburg or any of their respective Subsidiaries under this Agreement or the Ancillary Documents to which FCB, BP, Bridgeburg or such Subsidiary (as applicable) is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) such filings with and approvals of Nasdaq to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on Nasdaq, (ii) filing of the Merger Documents under the applicable law of the Cayman Islands, (iii) the approvals and consents to be obtained by Merger Sub pursuant to Section 6.9, or (iv) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies or the Business, taken as a whole. Neither the execution, delivery or performance by FCB, BP, Bridgeburg or any of their respective Subsidiaries of this Agreement nor the Ancillary Documents to which FCB, BP, Bridgeburg or any of their respective Subsidiaries is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (A) result in any breach of any provision of the Governing Documents of FCB, BP, Bridgeburg or any of their respective Subsidiaries, (B) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, or require any consent, the provision of notice or any other action pursuant to any of the terms, conditions or provisions of any Contract to which FCB, BP, Bridgeburg or any of their respective Subsidiaries is a party or any Permits, (C) violate, or constitute breach under, any Order, applicable Law (including the Financial Fair Play Regulations) to which FCB, BP, Bridgeburg or any of their respective Subsidiaries or any of its properties or assets are bound or (D) result in the creation of any Lien upon any of the assets or properties or Equity Securities of FCB, BP, Bridgeburg or any of their respective Subsidiaries or the Business, except, in the case of any of clauses (B) through (D) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies or the Business, taken as a whole.

(b)             The Business does not fall within the scope of any of the restricted sectors included in Section 7, paragraph 2 of the Spanish Foreign Investment Regulations.

Section 3.6              Permits. The Group Companies have all Permits that are required to own, lease or operate the properties and assets of the Business and to conduct the Business as currently conducted and will be conducted as of the Closing, except where the failure to obtain the same would not, individually or in the aggregate, be material to the Business or the Group Companies, taken as a whole. Except as would not reasonably be expected to be material to the Business or the Group Companies, taken as a whole, (i) each Permit is in full force and effect in accordance with its terms, (ii) no written notice of revocation, cancellation or termination of any Permit has been received by FCB or any of its Subsidiaries (including the Group Companies) and (iii) no Proceeding is pending or threatened in writing seeking the revocation, cancellation, suspension or adverse modification of any such Permit.

Section 3.7              Material Contracts.

(a)             Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which any RemainCo Entity (as it relates to the Business) or any Group Company is, as of the date of this Agreement, a party or by which any of the assets or properties of any RemainCo Entity (as it relates to the Business), any Group Company or the Business are bound or subject (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date hereof that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedule if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)              any Contract relating to Indebtedness of any Group Company or the Business which exceed $50,000 individually or $100,000 in the aggregate, or the incurrence of any Lien on any material assets or properties of any Group Company or the Business in connection thereof;

(ii)             any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property, in each case, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iii)            any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property, in each case, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iv)            any Contract that is reasonably expected to require annual payments to or from any RemainCo Entity (as it relates to the Business), any Group Company or the Business of more than $50,000;

(v)             any Contract with any Significant Customer or Significant Supplier;

(vi)            any Contract with any Person that distributes, retransmits or otherwise makes available content to subscribers or other customers with respect to the distribution or retransmission of, or the granting of rights or the licensing of, any content related to the Business;

(vii)           any Contract with any Person with respect to the (co-)production of any content related to the Business;

(viii)          any Contract concerning the establishment or operation of a partnership, strategic alliance, joint venture, limited liability company or similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or limited liability company or other similar Contract;

(ix)            any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company or the Business to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of TopCo or any of its Affiliates after the Closing, (B) contains any “most favored nation” or similar provisions, obligations or restrictions, (C) contains any other provisions substantially restricting or purporting to restrict the ability of any Group Company or the Business to sell or develop, directly or indirectly through third parties, or to solicit any potential employee or customer or that would so limit or purports to limit, in any material respect TopCo, or any of its Affiliates after the Closing, or (D) obligates any Group Company or the Business to purchase or otherwise obtain any product or service exclusively from a single third party or granting any third party the exclusive right to develop, market, sell or distribute the products or services of the Business;

(x)             any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) in an amount in excess of (A) $50,000 annually or (B) $100,000 over the life of the agreement;

(xi)            any Contract requiring any RemainCo Entity (as it relates to the Business) or any Group Company to guarantee the Liabilities of any Person or pursuant to which any Person has guaranteed the Liabilities of a Group Company, in each case in excess of $50,000;

(xii)           any Contract to which any Group Company is party under which such Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or other investment in, any Person in excess of $50,000;

(xiii)          any Commingled Contracts;

(xiv)          any Contract to which any RemainCo Entity (as it relates to the Business) or any Group Company is party that has been entered into at any time within the three year period prior to the date hereof pursuant to which such RemainCo Entity or Group Company acquired or disposed of a business, assets or equity interests with a purchase price in excess of $50,000 or any such Contract under which such RemainCo Entity or Group Company has any continuing obligation, including with respect to an indemnity, “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xv)           any Contracts pursuant to which any RemainCo Entity or any Group Company grants or receives a (sub-)license, covenant not to sue or other right or immunity with respect to any Intellectual Property Rights that is (or the tangible embodiment of which is) incorporated into, or distributed or used with, any Company Product or that is otherwise material to the Business, other than non-exclusive licenses granted on generally available terms with respect to off-the-shelf un-customized software;

(xvi)          any Contract that would reasonably be expected to prevent, materially delay or materially impede FCB’s or such Group Company’s ability to consummate the Transactions;

(xvii)         any Contract to which any Group Company is party (A) that was not negotiated and entered into on an arm’s length basis or any other Contract in respect of a Related Party Transaction or (B) with current or former officers, directors or employees of such Group Company pursuant to which such Group Company has indemnification obligations.

(xviii)        any Contract in which the counterparty is a Governmental Entity or any of their respective Affiliates;

(xix)           any Collective Bargaining Agreement or any other Contract with any Employee Representative Body, in each case, covering any Business Employee;

(xx)            any settlement or other similar Contract (A) that is reasonably likely to be required to make any payments to any Person of more than $50,000, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company or the Business;

(xxi)           any Contract pursuant to which any investment banker or other Person is entitled to a fee or commission in connection with the Transactions; and

(xxii)          any other Contract or group of related Contracts that, individually or in the aggregate, if terminated or subject to a default by any party thereto, would have or would reasonably be expected to have a Company Material Adverse Effect.

(b)             A copy of each Material Contract has been made available by BP to Mountain. (i) Each Material Contract is in full force and effect, valid and binding on, and enforceable against, a Group Company and/or a RemainCo Entity, as the case may be, and, to the Knowledge of BP, each other party thereto, (ii) none of the Group Companies or the RemainCo Entities (as the case may be) nor, to the Knowledge of BP, any other party thereto, has taken or failed to take any action that, with or without notice, lapse of time, or both, would or would reasonably be expected to (A) constitute a breach, violation or a default under any Material Contract or (B) give any Person the right to declare in default or exercise any remedy under any Material Contract (including the right to accelerate the maturity or any performance thereunder, or to cancel, terminate or modify any Material Contract) and (iii) none of the RemainCo Entities or the Group Companies has received written notice from any party to a Material Contract of any intention to terminate, to seek renegotiation of terms or to not renew, in each case, except in the case of each of clauses (i), (ii) and (iii) as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of BP, no counterparty to any Material Contract is in breach or violation thereof.

Section 3.8              Absence of Changes. During the period beginning on January 1, 2022 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred or is reasonably likely to occur and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) FCB and the Group Companies have conducted the Business in the ordinary course and (ii) neither FCB, a Group Company or any of their respective Affiliates has taken any action that would require the consent of Mountain if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b).

Section 3.9              Litigation.

(a)             Since January 1, 2020, there is no Proceeding pending or, to BP’s Knowledge, threatened against or involving any Group Company or the Business, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies or the Business, taken as a whole. There are no material Proceedings initiated by any Group Company pending against any other Person.

(b)             Since January 1, 2020, none of the Group Companies or the Business (as applicable) is a party to or subject to the provisions of any Order and, to the Knowledge of BP, there is no investigation by any Governmental Entity involving any Group Company, the Business or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies or the Business, taken as a whole.

Section 3.10            Compliance with Applicable Law. Neither FCB, as it relates to the Business, nor any of the Group Companies are, or for the past five years has been, in violation of any Laws, except as would not, individually or in the aggregate, be material to the Group Companies or the Business, taken as a whole. During the past five years, (i) no event has occurred and, to the Knowledge of BP, no condition or circumstance exists, that would reasonably be expected, with or without notice or the lapse of time or both, to constitute, or result in, directly or indirectly, a default under, a breach or violation or a failure to comply, in each case, in any material respect with, any applicable Laws by FCB, as it relates to the Business or any Group Company, (ii) neither FCB, as it relates to the Business nor any Group Company has been sanctioned, fined or penalized for any violation of or failure to comply with any applicable Law, and (iii) neither FCB, as it relates to the Business nor any Group Company has received any written or, to the Knowledge of BP, other notice from any Governmental Entity alleging a violation of any applicable Law by any such Person, which, individually or in the aggregate, would be material to the Business or the Group Companies, taken as a whole.

Section 3.11            Employee Plans.

(a)             Section 3.11(a) of the Company Disclosure Schedules sets forth a correct and complete list of each Benefit Plan, and separately identifies each of the Group Company Benefit Plans.

(b)            With respect to each Benefit Plan, BP has made available to Mountain, to the extent applicable, correct and complete copies of (i) the Benefit Plan document, including any amendments thereto, and all related trust documents, insurance Contracts or other funding vehicle documents, (ii) a written description of such Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to any Benefit Plan.

(c)             (i) Each Benefit Plan (including any related trusts) has been established, operated and administered in material compliance with its terms and applicable Laws, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions (ii) all contributions or other amounts payable by BP, Bridgeburg or any of their respective Subsidiaries with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with IFRS and (iii) there are no pending or, to the Knowledge of BP, claims (other than routine claims for benefits) or proceedings threatened in writing by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto.

(d)             Neither Bridgeburg nor any of its Affiliates has or otherwise sponsors any Benefit Plan that is subject to ERISA. None of the Benefit Plans is maintained for the benefit of Business Employees residing in the United States.

(e)             Except as required by applicable Law, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of BP, Bridgeburg or any of its Subsidiaries has any obligation to provide such benefits. To the extent that BP, Bridgeburg or any of their respective Subsidiaries sponsors such plans, BP, Bridgeburg or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any Person.

(f)              Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Business Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Business Employee, (iii) directly or indirectly cause Bridgeburg or any of its Affiliates to transfer or set aside any assets to fund any material benefits under any Benefit Plan, (iv) otherwise give rise to any material liability under any Benefit Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Benefit Plan on or following the Closing.

(g)             Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

Section 3.12            Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)             None of FCB or any of its Subsidiaries have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws by the Group Companies or the Business.

(b)             There is (and since January 1, 2018 there has been) no Proceeding pending or, to the Knowledge of BP, threatened in writing pursuant to Environmental Laws against any of the Group Companies.

(c)             There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

BP has made available to Mountain copies of all environmental, health and safety reports and documents that are in the possession or control of Bridgeburg or its Affiliates and that is related to the Business.

Section 3.13            Intellectual Property.

(a)             Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all Registered Intellectual Property included in the Company Owned Intellectual Property as of the date of this Agreement (the “Company Registered Intellectual Property”), in each case, indicating for each such item (A) the owner (including the co-owner(s), if any), (B) the jurisdictions in which such item has been issued, registered or filed, or, for Internet domain names, the applicable registrar, (C) the issuance, registration, application, grant and expiration date, as applicable and (D) the issuance, registration or application number, as applicable.

(b)             All Company Registered Intellectual Property is subsisting, and the issued and granted items included therein are valid and, to the Knowledge of BP, enforceable. All necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant Governmental Entity or Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. There is no Order that restricts or otherwise adversely affects the scope, validity or enforceability of any Company Registered Intellectual Property, or the Group Companies’ ownership of or rights in any Company Owned Intellectual Property, and there is no Proceeding pending or threatened, contesting, challenging or otherwise adversely affecting any of the foregoing.

(c)             The Group Companies exclusively own all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(d)             The Group Companies have valid and enforceable rights to use and otherwise exploit all material Intellectual Property Rights used in, held for use in or necessary to conduct the Business as currently conducted and as currently planned to be conducted, all of which rights shall survive unchanged the consummation of the Transactions to the same extent as available to the applicable Group Company as on the date of this Agreement.

(e)             To the Knowledge of BP, The conduct of the Business does not infringe, misappropriate or otherwise violate, or since January 1, 2018, has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any third Person in a manner that has resulted in or is reasonably likely to result in material liability or disruption to the Business. Since January 1, 2018, there has been no Proceeding pending or, to the Knowledge of BP, threatened in writing, against any RemainCo Entity or any Group Company alleging any of the foregoing.

(f)              To the Knowledge of BP, no Person is infringing, misappropriating or otherwise violating, or since January 1, 2018, has infringed, misappropriated or otherwise violated, any Company Owned Intellectual Property. Since January 1, 2018, no RemainCo Entity or Group Company has asserted or threatened any Proceeding against any Person alleging any of the foregoing.

(g)             Each of the current and former employees, officers, directors, contractors, consultants and other Person who developed, created, or involved in the development or creation of, any material Intellectual Property Rights related to the Business for or on behalf of any RemainCo Entity or any Group Company has executed a valid and enforceable written assignment agreement containing a present assignment of all of such Person’s right, title and interest in and to such Intellectual Property Rights to the applicable Group Company.

(h)             The Group Companies have taken all commercially reasonable measures to protect and maintain the confidentiality and value of the material Trade Secrets owned, held for use or otherwise used by the RemainCo Entity and the Group Companies in the Business, and no such Trade Secret has been disclosed to, or to the Knowledge of BP, discovered by, any Person except pursuant to a written, valid and enforceable non-disclosure agreement restricting the disclosure and use thereof, or other Contract that includes confidentiality terms, which agreement, to the Knowledge of BP, has not been breached.

(i)              The Group Companies exclusively own all right, title and interest in and to all Company IT Assets, free and clear of all Liens (except for Permitted Liens). The Group Companies have valid and enforceable rights to use and otherwise exploit all material IT Assets used in, held for use in or necessary to conduct the Business as currently conducted and as currently planned to be conducted in all material respects, all of which rights shall survive the consummation of the Transactions to the same extent as available to the applicable Group Company as on the date of this Agreement.

(j)              The material Company IT Assets and, to the Knowledge of BP, all other material IT Assets used in the Business, operate and perform in all material respects as required in connection with the Business, and have not materially malfunctioned or failed since January 1, 2018. To the Knowledge of BP, the Company IT Assets do not contain any Malicious Code or other material bugs or defects. Since January 1, 2018, no Person has gained unauthorized access to the Company IT Assets, except as would not reasonably be expected to have a Company Material Adverse Effect. The Group Companies have implemented commercially reasonable measures designed to (i) protect the confidentiality, integrity and security of the material Company IT Assets and (ii) prevent the introduction of Malicious Code or any other bug or defect that would otherwise adversely affect the functionality of the Company IT Assets in any material respect.

(k)             No Group Company has distributed, made available for remote interaction, incorporated or linked to any Software that is subject to any open source license, in each case, in a manner that requires any Group Company to (i) disclose, distribute or make available any proprietary source code constituting material Company Owned Intellectual Property, (ii) refrain from charging fees or other consideration, or limit the fees or consideration that it may charge, in connection with any material proprietary Software related to the Business, (ii) grant any license or other right to decompile or reverse-engineer any material proprietary Software related to the Business or (D) permit any Person to make derivative works of any of material proprietary Software related to the Business. The Group Companies have complied in all material respects with their respective obligations arising under any open source licenses relating to any material proprietary Software related to the Business. None of the material proprietary Software related to the Business is subject to any escrow agreement or similar contingent obligation to disclose any material proprietary Software related to the Business in source code format.

Section 3.14            Data Privacy.

(a)             The Group Companies have established and implemented written policies and organizational, physical, administrative and technical measures regarding the Processing of Personal Data, which policies and measures are reasonable and consistent in all material respects with (i) its industry practices, (ii) any Contracts or other written commitments of any of the Group Companies, and (iii) any publicly-facing statements or policies adopted by any Group Company (such policies and measures, collectively, the “Privacy Policies”).

(b)             Since January 1, 2018, (i) the Group Companies have complied with all applicable Privacy Requirements in all material respects, and the consummation of the transactions contemplated by this Agreement will not cause the Group Companies to breach any such applicable Privacy Requirements in any material respect; (ii) no Group Company has received any notice, inquiry, request, claim, complaint, correspondence, or other communication from any Governmental Entity or any third Person regarding any unauthorized or unlawful Processing of Personal Data or other violation of any Privacy Requirements; (iii) no Group Company has made or suffered any unauthorized or unlawful Processing of any Personal Data and (iv) neither Bridgeburg nor any of its Affiliates has notified, either voluntarily or as required by Law, any Person or any Governmental Entity of any security breach or unauthorized Processing of Personal Data.

Section 3.15            Labor Matters.

(a)             No Group Company is a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of BP: (i) there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any Business Employees; and (ii) there are no judicial or administrative proceedings relating to labor, immigration, social security, or health and safety that may affect or make liable the Group Companies for any obligation, except as would not, individually or in the aggregate, be material to the Group Companies or the Business, taken as a whole.

(b)             During the five (5) years immediately preceding the date hereof, there is no, and has not been any, strike, lockout, slowdown, work stoppage, collective redundancy or a number of terminations that would have triggered the obligation of implementing a collective redundancy, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the Knowledge of BP, threatened in writing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies or the Business, taken as a whole. Each of the Group Companies is, and has been, in compliance in all material respects with all applicable Laws and the applicable Collective Bargaining Agreement respecting labor, employment and employment practices, services outsourcing, terms and conditions of employment, wages and hours (including classification of employees, discrimination, harassment and equitable pay practices), social security, immigration and occupational safety and health. None of the Group Companies has incurred any liability or obligation under the WARN Act or any similar state or local Law that remains unsatisfied.

(c)             Since January 1, 2020, (i) neither Bridgeburg nor any of its Subsidiaries or any of their respective former or current employees that work for or serve (or has worked for or served) the Business (including the Business Employees) acting in his or her capacity as such has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct, and (ii) no allegations of sexual harassment or sexual misconduct have been made against any former or current employees that work for or serve (or has worked for or served) the Business (including the Business Employees) acting in his or her capacity as such. There are no Proceedings currently pending or, to the Knowledge of BP, threatened in writing related to any allegations of sexual harassment or sexual misconduct by any former or current employees that work for or serve (or has worked for or served) the Business (including the Business Employees) acting in his or her capacity as such.

(d)             No Group Company has assumed any commitment linked to obtaining exemptions from social security contributions that would limit the eventual termination of employment contracts or restructure of its workforce.

Section 3.16             Insurance. Section 3.16 of the Company Disclosure Schedules sets forth a list of all Insurance Policies owned or held by FCB and its Subsidiaries that provide coverage for any assets or liabilities of the Business (the “Business Insurance Policies”). All such policies are in full force and effect, all premiums due and payable thereon as of the date hereof have been paid in full as of the date hereof, and true and complete copies of all such policies have been made available to Mountain. No claim related to the Business pursuant to any Business Insurance Policy is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies or the Business, taken as a whole. Neither FCB nor any of its Subsidiaries has received a written notice of cancellation of any of the Business Insurance Policies or of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any of the Business Insurance Policies.

Section 3.17            Tax Matters.

(a)             Each Group Company has prepared and timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)             Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, equity interest holder or other third party.

(c)             No Group Company is currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)             No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)             No Group Company is a party to or bound by any closing or other agreement or ruling with any Tax Authority with respect to Taxes which agreement or ruling would be effective after the Closing Date.

(f)              No Group Company has been required to make any material notification or disclosure pursuant to the European Council Directive 2018/822 (the “DAC 6 Directive”) or any applicable laws implementing the DAC 6 Directive.

(g)             There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h)             During the two (2) year period ending on the date of this Agreement, no Group Company is an entity incorporated in the United States or treated as tax resident in the United States.

(i)              No Group Company (i) has been a member of an affiliated group filing a consolidated income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under applicable Laws, as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j)              No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)             No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes).

(l)              Each Group Company is tax resident only in its jurisdiction of formation.

(m)            No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)             No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger, the Share Exchange or the PIPE Financing from qualifying for the Intended Tax Treatment. To the Knowledge of BP, no facts or circumstances exist that could reasonably be expected to prevent the Merger, the Share Exchange or the PIPE Financing from qualifying for the Intended Tax Treatment.

Section 3.18            Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of any FCB or any of its Subsidiaries.

Section 3.19            Real Property.

(a)             Owned Real Property. No Group Company owns any real property.

(b)             Leased Real Property. Section 3.19(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any Group Company (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to Mountain. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to BP’s Knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no breach or default by any Group Company or, to BP’s Knowledge, any third party under any Real Property Lease, and, to BP’s Knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a material modification or acceleration thereof by, any party to such Real Property Leases, in each case, except as would not reasonably be expected to be material to the Group Companies or the Business, taken as whole.

Section 3.20            Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (the Persons identified in this clause (b), “Related Parties”). No Related Party (A) owns any interest in any asset used in or related to the Business, (B) possesses, directly or indirectly, any financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or the Business or (C) owes any amount to, or is owed any amount by, any Group Company (other than ordinary course employee compensation or benefits and employee or director expense reimbursement). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.20 are referred to herein as “Related Party Transactions”.

Section 3.21            Sufficiency of Assets. At the Closing, the assets, rights, properties and Contracts owned, leased or licensed by or to the Group Companies or to which any Group Company is a party (as applicable), together with the rights granted or services to be provided by the RemainCo Entities to the Group Companies pursuant to the applicable Ancillary Documents, will constitute all of the assets, rights, properties and Contracts (and all rights, title and interests therein) that are sufficient and necessary for the Group Companies to operate the Business substantially in the manner in which it is conducted on the date hereof and as it will be conducted as of the Closing, including the service of all utility customers of the Business in substantially the same manner and at substantially the same service levels as provided by the Business on the date hereof and as it will be provided as of the Closing. The Group Companies own and have and will own and have as of the Closing good, valid and marketable title to, or a valid leasehold interest in or right to use, all of such assets or properties that are tangible assets or personal property, free and clear of all Liens (other than Permitted Liens). All tangible assets and personal property have been maintained in accordance with generally accepted industry practice, and are in good working order and condition, ordinary wear and tear excepted, and except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.22            Anti-Corruption Laws.

(a)             Since January 1, 2017, each of FCB, as it relates to the Business, and the Group Companies, and each of their respective directors, officers, or to the Knowledge of BP, employees, agents, other Representatives or other Persons who perform or have performed services on their behalf, has complied with all Anti-Corruption Laws. FCB and its Subsidiaries have instituted and since January 1, 2017 have maintained policies and procedures reasonably designed to ensure compliance by each of FCB, as it relates to the Business, and the Group Companies and each of their respective directors, officers, employees, agents, other Representatives or other Persons who perform or have performed services on their behalf with, and to prevent breaches of, such Anti-Corruption Laws.

(b)             Neither FCB, as it relates to the Business, nor any of the Group Companies, nor any of their respective directors, officers, and to the Knowledge of BP, employees, agents, other Representatives or other Persons who perform or have performed services on their behalf, has, directly or indirectly, in connection with the Business violated any, or been subject to actual or pending or threatened civil, criminal, administrative or other actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law or any law or regulation related to anti-corruption, anti-money laundering or terrorism financing.

(c)             Neither FCB, as it relates to the Business, nor any of the Group Companies, nor any of their respective directors, officers, or to the Knowledge of BP’s employees, agents, other Representatives or other Persons who perform or have performed services on their behalf, has, directly or indirectly, in connection with the Business given, made, offered, promised, authorized, or received or agreed to give, make, offer, promise, authorize, or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage or benefit: (i) that would violate any applicable Anti-Corruption Law; or otherwise (ii) to or for a Person with the intention of: (A) improperly influencing any official act or decision of such Person; (B) inducing such Person to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage or benefit; or (D) inducing such Person to influence or affect any act or decision of any Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity.

(d)             Neither FCB, as it relates to the Business, nor any of the Group Companies, nor any of their respective directors, officers, employees, agents, other Representatives or other Persons who perform or have performed services on their behalf, has been or is a Person that is the subject or target of economic sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) (including the designation as a “Specially Designated National or Blocked Person” thereunder), Her Majesty’s Treasury, the EU or the Bureau of Industry Security of the U.S. Department of Commerce, or any sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, and the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012 or the U.S. National Defense Authorization Act of 2013, all as amended, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Department of the Treasury, or any orders or licenses issued thereunder (collectively, “Sanctions”), nor are any of the foregoing designated as a Specially Designated National or Blocked Person by OFAC. Since January 1, 2017, none of FCB, as it relates to the Business, nor any of the Group Companies, nor any of their respective directors, officers, employees, agents, other Representatives or other Persons who perform or have performed services on their behalf has made or is in violation of applicable Sanctions in connection with conducting the Business.

Section 3.23            Commingled Contracts. Section 3.23 of the Company Disclosure Schedules sets forth a correct and complete list of all Commingled Contracts as of the date hereof.

Section 3.24            Customers and Suppliers.

(a)             Section 3.24(a) of the Company Disclosure Schedules sets forth a complete and accurate list of the top 25 customers of the Business for the last twelve-month period based on revenues received from by each such customer during such period (each, a “Significant Customer”), together with the revenue earned from each Significant Customer during such period.

(b)             Section 3.24(b) of the Company Disclosure Schedules sets forth a complete and accurate list of the top 25 suppliers of the Business for the last twelve-month period based on payments made to each supplier during such period (each, a “Significant Supplier”), together with the amount paid each such supplier during such period.

(c)             Since January 1, 2021, no Significant Customer, Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor of the Business has cancelled or otherwise terminated its relationship with the Business or has materially altered, in a manner adverse to the Business, its relationship with the Business. Since January 1, 2021, no such Significant Supplier, Significant Customer or other material supplier, vendor, collaborator, distributor or licensor has any plan or intention, and has not threatened, to terminate, cancel or otherwise modify its relationship with the Business, in each case, except as would not be material to the Group Companies or the Business, taken as a whole. Since January 1, 2021, there have not been any disputes between FCB or its Subsidiaries and any Significant Customer or Significant Supplier, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies or the Business, taken as a whole.

Section 3.25            No Other Representations. In entering into this Agreement and the Ancillary Documents to which it is a party, each of FCB and its Affiliates has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article V and in the Ancillary Documents to which it is a party and no other representations or warranties of Mountain or any other Person, either express or implied, and FCB, on its own behalf and on behalf of each of its Affiliates and its and their respective Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article V and in the Ancillary Documents to which it is a party or in the case of actual fraud, neither Mountain nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.26            EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO MOUNTAIN OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE III, ARTICLE IV, OR THE ANCILLARY DOCUMENTS OR IN THE CASE OF ACTUAL FRAUD, NEITHER FCB NOR OR ANY OTHER PERSON MAKES, AND MOUNTAIN EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND ITS AFFAIRS THAT HAVE BEEN MADE AVAILABLE TO MOUNTAIN OR IN ANY PRESENTATION OF THE BUSINESS BY THE MANAGEMENT OF FCB OR ITS AFFILIATES IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY MOUNTAIN IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, ARTICLE IV, THE ANCILLARY DOCUMENTS OR IN THE CASE OF ACTUAL FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY FCB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF FCB, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY MOUNTAIN IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS.

Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO TOPCO AND MERGER SUB

Except as set forth in the Company Disclosure Schedules (it being agreed that for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), each of TopCo and Merger Sub hereby represents and warrants to Mountain, in each case, as of the date of the Joinder Agreement and as of the Closing, as follows:

Section 4.1              Corporate Organization. Each of TopCo and Merger Sub is a corporation, exempted company, limited liability company, public limited company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable). The Governing Documents of TopCo and Merger Sub are in full force and effect, and neither TopCo nor Merger Sub is not in breach or violation of any provision set forth in its Governing Documents.

Section 4.2               Authority. Each of TopCo and Merger Sub has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approval and consent to be obtained by TopCo and Merger Sub pursuant to Section 6.9, the execution and delivery of this Agreement, the Ancillary Documents to which TopCo or Merger Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or similar) action on the part of TopCo or Merger Sub, as applicable. This Agreement and each Ancillary Document to which TopCo or Merger Sub is or will be a party has been or, will be, upon execution thereof, duly and validly executed and delivered by TopCo or Merger Sub and constitutes or will constitute, upon execution and delivery thereof, as applicable (assuming this Agreement has been and the Ancillary Documents to which TopCo and/or the Merger Sub is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against TopCo and/or Merger Sub, as applicable, in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3              Capitalization of TopCo.

(a)             On the Closing Date, as of immediately prior to the Closing, (i) TopCo shall not have any authorized share capital and the issued and outstanding share capital of TopCo shall consist of one TopCo Ordinary Share, and (ii) the issued and outstanding TopCo Ordinary Share (A) shall be duly authorized, validly issued, fully paid and nonassessable (meaning that the holder of a TopCo Ordinary Share shall not by reason of merely being such a holder be subject to assessment or calls by TopCo or its creditors for further payment on such TopCo Ordinary Share), (B) shall have been issued in compliance with applicable Law and (C) shall not have been issued in breach or violation of any preemptive rights or Contract. Except as set forth in the first sentence of this Section 4.3(a), immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be no other shares of TopCo Ordinary Shares or other equity interests of TopCo authorized, reserved, issued or outstanding.

(b)             Immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for TopCo Ordinary Shares or the Equity Securities of TopCo or any of its Subsidiaries, or any other Contracts to which TopCo or any of its Subsidiaries is a party or by which TopCo or any of its Subsidiaries is bound obligating TopCo or any of its Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, TopCo or any of its Subsidiaries, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in TopCo or any of its Subsidiaries and (iii) no voting trusts, proxies or other Contracts with respect to the voting or transfer of TopCo Ordinary Shares.

(c)             The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. All of the outstanding Equity Securities of each Merger Sub are owned directly by the TopCo, free and clear of all Liens (other than transfer restrictions under applicable securities Law). TopCo has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.4              Consents and Requisite Governmental Approvals; No Violations.

(a)             No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of TopCo or Merger Sub with respect to TopCo and Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of Nasdaq to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on Nasdaq, (iii) filing of the Merger Documents under the applicable law of the Cayman Islands, (iv) the approval and consent to be obtained by Merger Sub pursuant to Section 6.9, or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

(b)             Neither the execution, delivery or performance by TopCo and Merger Sub of this Agreement nor the Ancillary Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of the TopCo’s or Merger Sub’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, or require any consent, the provision of notice or any other action pursuant to any of the terms, conditions or provisions of, any Contract to which TopCo or Merger Sub is a party, (iii) violate, or constitute breach under, any Order or applicable Law to which TopCo or Merger Sub or any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties, except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.5              Business Activities. Each of TopCo and Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.6              Investment Company Act. TopCo is not an “investment company” registered or required to be registered under the Investment Company Act or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act.

Section 4.7              Tax Matters. Neither TopCo nor Merger Sub has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that could reasonably be expected to prevent the Merger, the Share Exchange or the PIPE Financing from qualifying for the Intended Tax Treatment.

Section 4.8              Investigation; No Other Representations.

(a)             Each of TopCo and Merger Sub, on its own behalf and on behalf of each of its Affiliates and its and their respective Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Mountain and (ii) it has been furnished with or given access to such documents and information about Mountain and its businesses and operations as it and each of its Affiliates and its and their respective Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)             In entering into this Agreement and the Ancillary Documents to which it is a party, each of TopCo and Merger Sub has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article V and in the Ancillary Documents to which it is a party and no other representations or warranties of Mountain or any other Person, either express or implied, and each of TopCo and Merger Sub, on its own behalf and on behalf of each of its Affiliates and its and their respective Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article V and in the Ancillary Documents to which it is a party, or in the case of actual fraud, neither Mountain nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.9               EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO Mountain OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN ARTICLE III, THIS ARTICLE IV, THE ANCILLARY DOCUMENTS OR IN THE CASE OF ACTUAL FRAUD, NEITHER TOPCO, MERGER SUB NOR OR ANY OTHER PERSON MAKES, AND EACH OF TOPCO AND MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF TOPCO OR MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO Mountain OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF TOPCO AND MERGER SUB BY THE MANAGEMENT OF FCB OR ITS AFFILIATES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY Mountain IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III, THIS ARTICLE IV OR THE ANCILLARY DOCUMENTS OR IN THE CASE OF ACTUAL FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY TOPCO OR MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF TOPCO OR MERGER SUB, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY Mountain IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS.

Article V
REPRESENTATIONS AND WARRANTIES RELATING TO MOUNTAIN

Except (a) as set forth in the Mountain Disclosure Schedules (it being agreed that for purposes of the representations and warranties set forth in this Article V, disclosure of any item in any section or subsection of the Mountain Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face) or (b) as set forth in any Mountain SEC Reports, other than with respect to any risk factors and forward looking statements set forth therein, Mountain represents and warrants to FCB, TopCo, Bridgeburg and Merger Sub, in each case, as of the date hereof and as of the Closing, as follows:

Section 5.1              Organization and Qualification. Mountain is an exempted company duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation. Mountain has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have a Mountain Material Adverse Effect. The Governing Documents of Mountain are in full force and effect, and Mountain is not in breach or violation of any provision set forth in its Governing Documents.

Section 5.2              Authority. Mountain has the requisite exempted company power and authority to execute and deliver this Agreement, each of the Ancillary Documents to which Mountain is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Mountain Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which Mountain is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of Mountain. This Agreement and each Ancillary Document to which Mountain is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by Mountain and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of Mountain (assuming this Agreement has been and the Ancillary Documents to which Mountain is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Mountain in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Mountain Board by resolutions duly adopted at a meeting duly called and held in accordance with its Governing Documents unanimously (i) determined that this Agreement, the Ancillary Documents and the Transactions are advisable, fair to, and in the best interests of, Mountain and the holders of Mountain Shares, (ii) approved this Agreement, the Ancillary Documents and the Transactions in accordance with applicable law, (iii) directed that this Agreement and the Transaction Proposals be submitted to the Mountain Shareholders Meeting for approval and adoption and (iv) resolved to recommend that the holders of Mountain Shares approve and adopt this Agreement and the Transaction Proposals.

Section 5.3              Consents and Requisite Government Approvals; No Violations.

(a)             No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Mountain with respect to Mountain’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of Nasdaq to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on Nasdaq, (iii) filing of the Merger Documents under the applicable law of the Cayman Islands, (iv) the Mountain Shareholder Approval or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to have a Mountain Material Adverse Effect.

(b)             Neither the execution, delivery or performance by Mountain of this Agreement nor the Ancillary Documents to which Mountain is or will be a party nor the consummation by Mountain of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of Mountain’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, or require any consent, the provision of notice or any other action pursuant to any of the terms, conditions or provisions of any Contract to which Mountain is a party or by which Mountain or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which Mountain or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties of Mountain, except in the case of clauses (ii) and (iii) above, as would not reasonably be expected to have a Mountain Material Adverse Effect.

Section 5.4              Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of Mountain for which Mountain has any obligation.

Section 5.5              Business Activities. Since its date of incorporation, Mountain has not carried on any business or conducted any operations other than (a) related to its initial public offering or directed towards the accomplishment of a business combination and (b) the execution of this Agreement and other Ancillary Documents to which it is or will be a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

Section 5.6              Absence of Changes. Since the date of the Mountain Financial Statements, there has been no change, occurrence or development in the financial condition, properties, assets, liabilities, business or results of operations or any other change, occurrence or development which has had, or would, individually or in the aggregate, reasonably be expected to have a Mountain Material Adverse Effect.

Section 5.7              Capitalization of Mountain.

(a)             Section 5.7(a) of the Mountain Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Mountain Shares and the Mountain Warrants as of the Capitalization Time. All outstanding Equity Securities of Mountain (except to the extent such concepts are not applicable under the applicable Law of Mountain’s jurisdiction of incorporation or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Mountain and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Mountain) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Mountain, and, except as expressly contemplated by this Agreement (including the Mountain Shareholder Redemption) or the Ancillary Documents, there is no obligation of Mountain, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Mountain.

(b)             As of the date hereof, Mountain has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

Section 5.8              SEC Filings. Mountain has timely filed in all respects or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Mountain SEC Reports”), in each case, except as would not reasonably be expected to be material to Mountain, and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Mountain SEC Reports”). Each of the Mountain SEC Reports, as of their respective dates of filing or being furnished, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, comply in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Mountain SEC Reports or the Additional Mountain SEC Reports. As of their respective dates of filing, the Mountain SEC Reports did not, and the Additional Mountain SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Mountain SEC Reports. To Mountain’s knowledge, none of the Mountain SEC Reports is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.9               Investment Company Act. Mountain is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act.

Section 5.10             Trust Account. As of the date hereof, Mountain has an amount in cash in the Trust Account equal to at least $129,359,462.15. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated November 4, 2021, between Mountain and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”, and such agreement, the “Trust Agreement”). The Trust Account is in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings that would cause the description of the Trust Agreement in the Mountain SEC Reports to be inaccurate in any material respect and/or that would entitle any Person to any portion of the proceeds in the Trust Account, the Mountain SEC Reports to be inaccurate in any material respect or, to Mountain’s Knowledge, that would entitle any Person to any portion of the funds in the Trust Account, other than (i) in respect of Deferred Underwriting Fees or Taxes, (ii) Pre-Closing Mountain Holders who shall have elected to redeem their Mountain Class A Shares pursuant to the Governing Documents of Mountain or in connection with an amendment thereof to extend Mountain’s deadline to consummate a business combination or (iii) if Mountain fails to complete a business combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Mountain (in limited amounts to permit Mountain to pay the expenses of the Trust Account’s liquidation and dissolution) and then the Pre-Closing Mountain Holders. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except (1) in the circumstances described in the Governing Documents of Mountain and the Trust Agreement, (2) to pay Taxes from any interest income earned in the Trust Account, (3) to redeem Mountain Class A Shares pursuant to Mountain’s Governing Documents, (4) in connection with an amendment thereof to extend Mountain’s deadline to consummate a business combination or (5) in connection with liquidating the Trust Account, subject to the terms of the Trust Agreement, if Mountain fails to complete a business combination within the allotted time period. Mountain has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect in connection with the Trust Agreement, and, to the Knowledge of Mountain, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date thereof, there are no Proceedings pending with respect to the Trust Account. Upon the consummation of the Transactions, including the distribution of assets from the Trust Account (A) in respect of Deferred Underwriting Fees or Taxes or (B) in respect of a Mountain Shareholder Redemption, each in accordance with the terms of and as set forth in the Trust Agreement, Mountain shall have no further obligation under either the Trust Agreement or the Governing Documents of Mountain to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 5.11            Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to Mountain’s Knowledge, threatened against or involving Mountain except as would not, individually or in the aggregate, reasonably be expected to be material to Mountain. Neither Mountain nor any of their respective properties or assets is subject to any Order except as would not, individually or in the aggregate, reasonably be expected to be material to Mountain. As of the date of this Agreement, there are no material Proceedings by Mountain pending against any other Person.

Section 5.12            Transactions with Affiliates. Section 5.12 of the Mountain Disclosure Schedules sets forth all Contracts between (a) Mountain, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Mountain (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (the Persons identified in this clause (b), “Mountain Related Parties”). All such Contracts have been duly authorized and approved by the relevant governing body and are in compliance with applicable Law. No Mountain Related Party (A) owns any interest in any asset used in or related to Mountain’s business, (B) possesses, directly or indirectly, any financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of Mountain or (C) owes any amount to, or is owed any amount by, Mountain (other than ordinary course employee compensation or benefits and employee or director expense reimbursement). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.12 are referred to herein as “Mountain Related Party Transactions”.

Section 5.13            Compliance with Applicable Law. Mountain is (and since its incorporation has been) in compliance with all applicable Laws, except as would not have a Mountain Material Adverse Effect.

Section 5.14            Internal Controls; Listing; Financial Statements.

(a)             Except as not required in reliance on exemptions from various reporting requirements by virtue of Mountain’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, (i) Mountain has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Mountain’s financial reporting and the preparation of Mountain’s financial statements for external purposes in accordance with GAAP and (ii) Mountain has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Mountain required be disclosed by Mountain in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Mountain’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Mountain’s principal executive officer and principal financial officer to material information required to be included in Mountain’s periodic reports required under the Exchange Act.

(b)             Mountain has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)             Since its incorporation, Mountain has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Mountain Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the Knowledge of Mountain, threatened against Mountain by Nasdaq or the SEC with respect to any intention by such entity to deregister Mountain Class A Shares or prohibit or terminate the listing of Mountain Class A Shares on Nasdaq.

(d)             The Mountain SEC Reports contain true and complete copies of the applicable Mountain Financial Statements. The Mountain Financial Statements (i) fairly present in all material respects the balance sheet of Mountain as at the respective dates thereof, and the statement of operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes), (iii) in the case of the audited Mountain Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)             Mountain has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Mountain’s and its Subsidiaries’ assets. Mountain maintains and, for all periods covered by the Mountain Financial Statements, has maintained books and records of Mountain in the ordinary course of business that accurately and fairly reflect the transactions and dispositions of the assets of Mountain in all material respects.

(f)              Since its incorporation, Mountain has not received any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Mountain, (ii) “material weakness” in the internal controls over financial reporting of Mountain or (iii) fraud, whether or not material, that involves management or other employees of Mountain who have a significant role in the internal controls over financial reporting of Mountain.

Section 5.15            No Undisclosed Liabilities. Except for the Liabilities (a) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (b) as set forth on the most recent unaudited consolidated balance sheet of Mountain as of March 31, 2023, (c) incurred in the ordinary course of business since the date of the balance sheet described in the foregoing clause (b) (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law) or (d) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Mountain, Mountain has no Liabilities.

Section 5.16            Tax Matters.

(a)             Mountain has prepared and timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Mountain has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)             Mountain has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, equity interest holder or other third-party.

(c)             Mountain is not currently the subject of a Tax audit or examination, and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)             Mountain has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e)             No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Mountain which agreement or ruling would be effective after the Closing Date.

(f)              Mountain is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)             Mountain is tax resident in its jurisdiction of formation and will be in a position to claim tax resident status in Spain for Spanish corporate income tax purposes pursuant to Section 8.1.c) of the Spanish CIT Act as of the Closing.

(h)             Mountain has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger, the Share Exchange or the PIPE Financing from qualifying for the Intended Tax Treatment. To the Knowledge of Mountain, no facts or circumstances exist that could reasonably be expected to prevent the Merger, the Share Exchange or the PIPE Financing from qualifying for the Intended Tax Treatment.

Section 5.17            Investigation; No Other Representations.

(a)             Mountain, on its own behalf and on behalf of each of its Affiliates and its and their respective Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Business and (ii) it has been furnished with or given access to such documents and information about the Business as it and each of its Affiliates and its and their respective Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)             In entering into this Agreement and the Ancillary Documents to which it is a party, Mountain has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III, Article IV, in the Ancillary Documents to which it is a party and no other representations or warranties of FCB, TopCo, Bridgeburg or any other Person, either express or implied, and Mountain, on its own behalf and on behalf of each of its Affiliates and its and their respective Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III, Article IV, in the Ancillary Documents to which it is a party or in the case of actual fraud, neither FCB, TopCo, Bridgeburg nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 5.18            Compliance with International Trade & Anti-Corruption Laws.

(a)             Neither Mountain nor, to Mountain’s knowledge, any of its officers or directors, is or has been (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) an entity located, incorporated, organized or resident in any country or territory which is or has, since January 1, 2018, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)             Neither Mountain nor, to Mountain’s knowledge, any of its officers or directors has (i) made, offered, promised, paid or received any bribes, kickbacks or other similar un-lawful payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Law.

Section 5.19             EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO FCB, TOPCO, BP, MERGER SUB OR ANY OF ITS RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE V or THE ANCILLARY DOCUMENTS OR in the case of actual fraud, NEITHER Mountain NOR ANY OTHER PERSON MAKES, AND Mountain EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF Mountain OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES THAT HAVE BEEN MADE AVAILABLE TO FCB, TOPCO, BP, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIONS OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF Mountain OR ITS AFFILIATES OR ITS OR THEIR REPRESENTATIVES BY THE MANAGEMENT OF Mountain OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY FCB, TOPCO, BP, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THis ARTICLE V OR THE ANCILLARY DOCUMENTS OR IN THE CASE OF ACTUAL FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY Mountain ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF Mountain, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY FCB, TOPCO, BP AND/OR MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS.

Article VI
COVENANTS

Section 6.1              Conduct of Business of the Group Companies.

(a)             From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, FCB and BP shall (as it relates to the Business), and shall cause the Group Companies and the Business to, except as expressly contemplated by this Agreement, as required by applicable Law, as expressly set forth on Section 6.1(a) of the Company Disclosure Schedules, or as consented to in writing by Mountain (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the Business in the ordinary course, (ii) use reasonable best efforts to (A) maintain and preserve the business organization, assets, properties and goodwill of FCB, as it relates to the Business, the Group Companies and the Business and relationships with Governmental Entities, customers, suppliers, sponsors, distributors, licensors, licensees, creditors, lessors, employees, football players, and others having commercial relationships with FCB, as it relates to the Business, the Group Companies and the Business, (B) maintain all of their respective Permits related to the Business, and (C) keep available the services of the Business Employees and (iii) conduct the Business in material compliance with applicable Laws.

(b)            Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, FCB and BP shall (as it relates to the Business), and shall cause the Group Companies and the Business to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as expressly set forth on Section 6.1(b) of the Company Disclosure Schedules or as consented to in writing by Mountain (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)              declare, set aside, make or pay a non-cash dividend on, or make any other non-cash distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any Group Company to any wholly owned direct or indirect subsidiary of Bridgeburg;

(ii)             merge or consolidate itself or any RemainCo Entity that owns any assets related to the Business or BP or any of the Group Companies with any other Person, except for any such transactions among its wholly owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or enter into any agreements or arrangements imposing material changes or restrictions on the assets or operations of the Business;

(iii)            purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, in each case, in excess of $50,000 individually or $100,000 in the aggregate in any transaction or series of related transactions, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that would reasonably be expected to prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions;

(iv)            adopt any amendments, supplements, restatements or modifications to any Governing Documents that, individually or in aggregate, may have a negative effect on the relevant Group Company or which may prevent, materially delay or materially impede the completion of the Transaction:

(v)             (A) sell, assign, abandon, lease, license or otherwise dispose of any assets or properties of the Group Companies or the Business having a value (individually or in the aggregate) in excess of $50,000 individually or $100,000 in the aggregate or (B) create, subject or incur any Lien (other than any Permitted Lien) on any material assets or properties of the Group Companies or the Business;

(vi)            transfer, issue, sell, grant or otherwise directly or indirectly dispose of, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

(vii)           reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

(viii)          incur, create or assume any Indebtedness, other than (i) ordinary course trade payables and (ii) for borrowed money in an aggregate amount not to exceed $50,000 individually or $100,000 in the aggregate;

(ix)             (A) amend, modify or terminate any Material Contract, (B) waive any benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract had it been entered into prior to this Agreement;

(x)             cancel, modify or waive any debts or claims or waive any rights having in each case a value in excess of $50,000 individually or $100,000 in the aggregate;

(xi)            make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $50,000 individually or $100,000 in the aggregate, other than intercompany loans or capital contributions between Bridgeburg and any of its wholly owned Subsidiaries;

(xii)           except as required pursuant to the terms of any Group Company Benefit Plan or any Contract set forth on Section 6.1(b)(xii) of the Company Disclosure Schedules and/or Collective Bargaining Agreement in effect as of the date hereof (A) grant or pay any transaction or retention bonus or similar benefit to any Business Employee, (B) hire or promote any employee to an executive officer role other than to replace an existing executive officer who departs, (C) hire any employee or independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $50,000 or (D) terminate the employment of any executive officer other than for cause;

(xiii)          make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business, amend any material Tax Return, or surrender any material right or claim to a refund of Taxes;

(xiv)          release, assign, compromise, settle or agree to settle any Proceeding unless such Proceeding or settlement is solely monetary in nature and involves payments of less than $50,000 individually or $100,000 in the aggregate;

(xv)           enter into any line of business in any geographic area other than the existing lines of business of the Business or lines of products and services reasonably ancillary to any existing line of business (other than as contemplated in the business plan set forth on Section 6.1(b)(xv) of the Company Disclosure Schedules);

(xvi)          change any methods of accounting other than as required to conform to IFRS;

(xvii)         enter into, renew or amend any Contract in respect of Company Expenses or with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xviii)        enter into or materially amend any Collective Bargaining Agreement (or enter into any other material commitment with any Employee Representative Body) covering any Business Employee;

(xix)           amend any Permit in any material respect, or fail to keep current and in full force and effect or to apply for or renew, or otherwise allow any Permit to lapse, expire or terminate;

(xx)            enter into, renew, modify or revise any Related Party Transaction;

(xxi)           cancel or terminate or modify or reduce or fail to renew, in each case, in any material respect, any Business Insurance Policies; or

(xxii)          agree, authorize or commit to do any of the foregoing.

Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give Mountain, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing.

As soon as possible following the execution of this Agreement, (a) BP shall acquire all of the equity interests of TopCo from Sponsor or its designee for nominal consideration pursuant to a documentation mutually agreeable to BP and Mountain; and (b) FCB and BP shall cause TopCo and Merger Sub to become a party hereto as a “Party” by executing a joinder agreement in form and substance reasonably satisfactory to Mountain (each, a “Joinder Agreement”).

Section 6.2              Efforts to Consummate.

(a)             Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transactions. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any notices or Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the Transactions. FCB shall bear the costs incurred in connection with providing such notices and obtaining such Consents to Persons that are not Governmental Entities. Mountain shall promptly inform FCB of any communication between Mountain, on the one hand, and any Governmental Entity or such Persons, on the other hand, and each of FCB, BP and Bridgeburg shall promptly inform Mountain of any communication between FCB or any of its Subsidiaries, on the one hand, and any Governmental Entity or such other Persons, on the other hand, in either case, regarding any of the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including this Section 6.2) shall require Mountain, Sponsor or any of their respective Affiliates to extend (or take or fail to take any action to extend) the deadline by which Mountain is required to consummate a Business Combination in accordance with the Mountain Articles.

(b)             From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Mountain, on the one hand, and FCB and its Subsidiaries, on the other hand, shall give counsel for FCB (in the case of Mountain) or Mountain (in the case of FCB and its Subsidiaries) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity or other Persons relating to any Consent that is to be obtained from or notice that is to be provided to any Governmental Entity or other Persons contemplated by this Agreement or any Ancillary Document. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone or by any other means of telecommunication with any Governmental Entity or other Persons in connection with any such Consents or notices unless it consults with, in the case of Mountain, FCB, or, in the case of FCB or its Subsidiaries, Mountain in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of Mountain, FCB, or, in the case of FCB or its Subsidiaries, Mountain, the opportunity to attend and participate in such meeting or discussion.

(c)             Notwithstanding anything to the contrary in this Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this Article VI that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 6.3              Confidentiality and Access to Information.

(a)             The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b)             From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, FCB shall provide, or cause to be provided, to Mountain and its Affiliates and its and their respective Representatives during normal business hours reasonable access to Representatives, information, documents, offices, facilities, properties, books and records of FCB and its Subsidiaries, in each case, as it relates to the Business, the Group Companies and the Business. Notwithstanding the foregoing, none of FCB or its Subsidiaries shall be required to disclose to Mountain or its Affiliates or its and their respective Representatives information if and to the extent doing so would (A) violate any Law (B) result in the disclosure of any Trade Secrets of third parties in breach of any Contract with such third party or (C) result in the loss of protections afforded to FCB or any of its Subsidiaries under the attorney-client privilege (provided that, in case of each of clauses (A) through (C), FCB shall, and shall cause its Subsidiaries to, (1) use reasonable best efforts to develop an alternative method to provide such access or information to Mountain or its Affiliates or Representatives in a manner that is acceptable to Mountain; and (2) provide prompt written notice to Mountain of the withholding of access or information on any such basis and a reasonably detailed rationale therefor.

(c)             From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Mountain shall provide, or cause to be provided, to BP and its Representatives during normal business hours reasonable access to the directors, officers and books and records of Mountain (in a manner so as to not interfere with the normal business operations of Mountain). Notwithstanding the foregoing, Mountain shall not be required to disclose to BP and its Representatives information if and to the extent doing so would (A) violate any Law (B) result in the disclosure of any Trade Secrets of third parties in breach of any Contract with such third party or (C) result in the loss of protections afforded to Mountain or any of its Subsidiaries under the attorney-client privilege (provided that, in case of each of clauses (A) through (C), Mountain shall, and shall cause its Subsidiaries to, (1) use reasonable best efforts to develop an alternative method to provide such access or information to BP or its Representatives in a manner that is acceptable to BP; and (2) provide prompt written notice to BP of the withholding of access or information on any such basis and a reasonably detailed rationale therefor.

Section 6.4              Public Announcements.

(a)             Subject to Section 6.4(b), Section 6.7 and Section 6.8, none of the Parties or any of their Affiliates or Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of, prior to the Closing, FCB and Mountain or, after the Closing, TopCo and Sponsor; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Affiliates and its and their respective Representatives shall use reasonable best efforts (A) to consult with FCB (prior to the Closing) or TopCo or Sponsor, as applicable (after the Closing), if the disclosing party is Mountain, (B) to consult with Mountain (prior to the Closing) or TopCo or Sponsor (after the Closing), if the disclosing Party is FCB or any of its Subsidiaries, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith and (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4. Notwithstanding anything to the contrary in this Section 6.4 or otherwise in this Agreement, the Parties agree that each of Mountain and the Sponsor and its Affiliates and its and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b)             The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by FCB and Mountain prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement. As promptly as practicable after the execution of this Agreement, Mountain shall file a current report on Form 8-K with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which FCB shall have the opportunity to review and comment upon prior to filing and Mountain shall consider such comments in good faith. FCB, on the one hand, and Mountain, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either FCB or Mountain, as applicable), prior to the Closing and on the Closing Date, a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), TopCo shall file a current report on Form 8-K with the Closing Press Release and a description of the Closing as required by Securities Laws which Mountain and Sponsor shall have the opportunity to review and comment upon prior to filing and TopCo shall consider such comments in good faith.

Section 6.5              Tax Matters.

(a)             Tax Treatment.

(i)              The Parties intend that the Merger, taken together with the Share Exchange and the PIPE Financing, should constitute a transaction that qualifies under Section 351 of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii)             The Parties shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment.

(iii)            If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, the Parties shall deliver to Sullivan & Cromwell LLP customary Tax representation letters satisfactory to Sullivan & Cromwell LLP, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement.

Section 6.6              Exclusive Dealing.

(a)             From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of FCB, BP, TopCo and Bridgeburg shall not, and shall cause their respective Affiliates and its and their respective Representatives not to, directly or indirectly (i) solicit, initiate, encourage, facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) to acquire, in one transaction or a series of transactions, any assets related to the Business that are owned by FCB or any of its Subsidiaries, any assets owned by any Group Company or any assets of the Business or any Equity Securities of FCB or any of its Subsidiaries that owns any assets related to the Business, any Group Company, TopCo or Merger Sub (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) (an “Acquisition Proposal”, provided that, for the avoidance of doubt, neither this Agreement nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby or those transactions carried out in the ordinary course of business consistent with past practice of FCB or BP shall constitute an “Acquisition Proposal” for the purposes of this Section 6.6(a) or otherwise); (ii) furnish or disclose any non-public information or provide access to employees or other Representatives of FCB or any of its Subsidiaries to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any Contract regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering or direct listing of any Equity Securities of FCB or any of its Subsidiaries; or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 6.6(a) or further an Acquisition Proposal. FCB, BP, TopCo, Bridgeburg and Merger Sub agrees to (and to cause their respective Subsidiaries to) (x) notify Mountain promptly upon receipt of any Acquisition Proposal by FCB or any of its Subsidiaries, and to, subject to any confidentiality obligations to which FCB is bound under the Acquisition Proposal, describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), and (y) keep Mountain fully informed on a current basis of any modifications to such offer or information.

(b)             From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Mountain shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) to acquire, in one transaction or a series of transactions, any assets of an unaffiliated entity, the Equity Securities of an unaffiliated entity or the businesses of an unaffiliated entity (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) (an “Mountain Acquisition Proposal”, provided that, for the avoidance of doubt, neither this Agreement nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby or those transactions carried out in the ordinary course of business consistent with past practice of Mountain shall constitute an “Mountain Acquisition Proposal” for the purposes of this Section 6.6(b) or otherwise); (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Mountain Acquisition Proposal; (iii) enter into any Contract regarding an Mountain Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 6.6(b) or further an Mountain Acquisition Proposal. Mountain agrees to (x) notify FCB promptly upon receipt of any Mountain Acquisition Proposal by Mountain, and to, subject to any confidentiality obligations to which Mountain is bound under the Mountain Acquisition Proposal, describe the terms and conditions of any such Mountain Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Mountain Acquisition Proposal), and (y) keep FCB fully informed on a current basis of any modifications to such offer or information.

Section 6.7         Preparation of Registration Statement/Proxy Statement. As promptly as reasonably practicable (but in any event no more than 10 Business Days following the delivery by FCB, BP and Bridgeburg to Mountain of the Closing Company Audited Financial Statements in accordance with Section 6.14) following the date of this Agreement, Mountain, FCB, BP, TopCo, Bridgeburg and Merger Sub shall (and shall cause their respective Subsidiaries to) prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and TopCo shall file with the SEC, the Registration Statement/Proxy Statement. Each Party shall (and shall cause each of its Subsidiaries to) shall use its reasonable best efforts to (a) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to FCB, BP and Bridgeburg, the provision of financial statements for the Business for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Mountain, on the one hand, and FCB and its Subsidiaries, on the other hand, shall promptly furnish to the other all information concerning such Party and its Subsidiaries and its and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.7 or for including in any other statement, filing, notice or application made by or on behalf of Mountain or TopCo to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 6.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (i) such Party shall promptly inform, in the case of Mountain, FCB, or, in the case of FCB or its Subsidiaries, Mountain; (ii) such Party shall prepare and mutually agree upon with, in the case of Mountain, FCB, or, in the case of FCB or any of its Subsidiaries, Mountain (such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement; (iii) TopCo shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Mountain Holders, FCB and any other intended recipients. TopCo shall promptly advise Mountain of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of TopCo Ordinary Shares for offering or sale in any jurisdiction, and each Party shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Affiliates or its and their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in each of the Registration Statement/Proxy Statement or the Information Statement will, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended, at the time the Registration Statement/Proxy Statement becomes effective under the Securities Act, at the time it is mailed to recipients and at the time of the Mountain Shareholders Meeting or the FCB General Assembly Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.8         Mountain Shareholder Approval. As promptly as practicable after the Registration Statement/Proxy Statement is declared effective under the Securities Act and, in any event within 30 Business Days of the effectiveness of the Registration Statement/Proxy Statement, Mountain shall (a) duly give notice of and (b) use reasonable best efforts to duly convene, hold an extraordinary general meeting (the “Mountain Shareholders Meeting”) in accordance with the Governing Documents of Mountain for the purposes of obtaining and obtain the Mountain Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Mountain Shareholder Redemption. The Mountain Board shall recommend to its shareholders the (i) adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Registration Statement/Proxy Statement (the “Business Combination Proposal”); (ii) adoption and approval of the Merger and the Merger Documents and the transactions contemplated thereby (the “Merger Proposal”); (iii) adjournment of the Mountain Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing; and (iv) amendment of the Amended and Restated Memorandum and Articles of Association of Mountain to specify the intended change of the place of effective management of Mountain to Spain as of the Closing (such proposals in (i) through (iv) together, the “Transaction Proposals”); provided, that Mountain may postpone or adjourn the Mountain Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Mountain Shareholder Approval, (B) for the absence of a quorum or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Mountain has determined is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Mountain Holders prior to the Mountain Shareholders Meeting. Each of FCB, BP and Bridgeburg shall and shall cause its respective Subsidiaries and Representatives (including the Business Employees) to use their best efforts to participate in and cooperate with the solicitation of the Mountain Shareholder Approval and the Required FCB General Assembly Approval and the marketing of Mountain, TopCo, the Group Companies and the Business to existing and prospective investors and other Persons, including participating in conference calls, roadshows and presentations to investors and other Persons and preparing marketing materials and presentations of FCB, the Group Companies and the Business for investors and other Persons.

Section 6.9         TopCo and Merger Sub Shareholder Approval. Immediately following the time in which BP acquires the equity interests of TopCo, TopCo shall approve and adopt this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, as the sole shareholder of Merger Sub. As soon as practicable following the execution of this Agreement and in any event prior to the closing of the Share Exchange, BP shall adopt, as sole shareholder of TopCo, one or more shareholder resolutions approving and resolving to effect the Share Exchange, the Merger, the change of TopCo's legal form to a public limited liability company (naamloze vennootschap), the amendment of TopCo's articles of association in accordance with the TopCo Amended and Restated Articles of Association, the PIPE Financing and the matters reflected in Section 6.16.

Section 6.10       Conduct of Business of Mountain. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Mountain shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement (including in connection with the Mountain Shareholder Redemption) or any Ancillary Document, as required by applicable Law, as expressly set forth on Section 6.10 of the Mountain Disclosure Schedules as consented to in writing by FCB (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a)        adopt any amendments, supplements, restatements or modifications to the Governing Documents of Mountain or any of its Subsidiaries;

(b)       declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Mountain or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Mountain or any of its Subsidiaries;

(c)        split, combine or reclassify any of its capital stock or its other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d)        incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $50,000 individually or $100,000 in the aggregate;

(e)        make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Mountain or any of its Subsidiaries;

(f)        issue any Equity Securities of Mountain or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the forgoing;

(g)        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; or

(h)       agree, authorize or commit to do any of the foregoing.

Section 6.11       FCB General Assembly Approval. As soon as reasonably practicable after the date of this Agreement, FCB shall (a) duly give notice of and (b) use reasonable best efforts to duly convene, hold a meeting of the FCB General Assembly (the “FCB General Assembly Meeting”) in accordance with the Governing Documents of FCB for the purposes of obtaining and obtain the Required FCB General Assembly Approval and, if applicable, any approvals related thereto. The FCB Board shall recommend to the FCB General Assembly the (i) adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Information Statement; and (ii) adoption and approval of the Merger and the Merger Documents and the transactions contemplated thereby (such proposals in (i) and (ii) together, the “FCB Transaction Proposals”).

Section 6.12       Nasdaq Listing. FCB shall cause TopCo to, and TopCo shall, use its best efforts to cause TopCo Ordinary Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq (and Mountain shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date and to cause TopCo to satisfy any applicable initial and continuing listing requirements of Nasdaq. FCB shall cause TopCo to, and TopCo shall cause the TopCo Ordinary Shares issuable in connection with the transactions contemplated by this Agreement to be duly authorized by the general meeting or management board (bestuur) of TopCo and TopCo’s Governing Documents prior to the Closing.

Section 6.13       Trust Account Proceeds. The Parties agree that at the Closing, the funds in the Trust Account, after taking into account payments for the Mountain Shareholder Redemption, and any proceeds received by TopCo from any PIPE Financing shall be used (i) first, to pay any Mountain Expenses (including any Deferred Underwriting Fees and any legal fees) and any Company Expenses and (ii) second, to pay any loans owed by Mountain to Sponsor (including any loans made by Sponsor to Mountain in connection with or in respect of an extension of the period of time by which Mountain is required to consummate an initial business combination, as such extension is made by the Mountain Board or on the basis of an amendment to Mountain’s Governing Documents) (such loans, the “Sponsor Loans”). Such amounts will be paid at the Closing. Any remaining cash will be treated in accordance with Section 2.1(f).

Section 6.14       PCAOB Financials.

(a)        As soon as reasonably practicable following the date of this Agreement, FCB, BP and Bridgeburg (i) shall use reasonable best efforts to deliver to TopCo and Mountain the Closing Company Audited Financial Statements, audited in accordance with the standards of the PCAOB and containing an unqualified report of Bridgeburg’s auditors and (ii) shall deliver to TopCo and Mountain the unaudited consolidated balance sheet and the related consolidated statements of income and cash flows of the Business that is required to be included in the Registration Statement/Proxy Statement and any other filings to be made by TopCo and/or Mountain with the SEC in connection with the Transactions. All such financial statements, together with any unaudited consolidated balance sheet and the related consolidated statements of income and cash flows of the Business as at the date thereof and for the period indicated therein that is required to be included in the Registration Statement/Proxy Statement and any other filings to be made by TopCo and/or Mountain with the SEC in connection with the Transactions, (A) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Business as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB.

(b)       FCB shall, and shall cause its Subsidiaries to, use reasonable best efforts (i) to assist, upon advance written notice by Mountain or TopCo, during normal business hours and in a manner such as to not unreasonably interfere with their respective operations in causing to be prepared in a timely manner any other financial information or statements (including pro forma information and financial statements) that is required to be included in the Registration Statement/Proxy Statement and any other filings to be made by Mountain or TopCo with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law.

Section 6.15       Indemnification; Directors’ and Officers’ Insurance.

(a)        From and after the Merger Effective Time, TopCo shall indemnify, defend and hold harmless each current or former director or officer of Mountain (each, together with such person’s heirs, executors or administrators, a “D&O Persons”) against any Losses suffered or incurred in connection with, arising out of or otherwise related to any actual or alleged Proceeding or any other matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any D&O Persons, in each case, to the fullest extent that Mountain or any of its Affiliates would have been permitted under Mountain’s Governing Documents as of the date hereof and applicable Law to indemnify such D&O Persons, and TopCo shall also advance expenses to such D&O Persons as incurred to the fullest extent permitted to do so under Mountain’s Governing Documents in effect as of the date of this Agreement and applicable Law. Without limiting the foregoing, TopCo agrees that all rights to exculpation, indemnification and advancement of expenses existing as of the date hereof in favor of each D&O Person, as provided in Mountain’s Governing Documents or any indemnification agreement with Mountain shall survive the Closing and shall continue in full force and effect. For a period of six years after the Closing Date, TopCo shall cause the Surviving Company to maintain in effect the exculpation, indemnification and advancement of expenses provisions of Mountain’s Governing Documents as in effect as of the date hereof or in any indemnification agreement between Mountain and any D&O Person as in effect as of the date hereof, and TopCo shall cause the Surviving Company to not amend, repeal, or otherwise modify any such provision in any manner that would adversely affect the rights of any D&O Person thereunder; provided, that all rights to exculpation, indemnification or advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim. From and after the Closing, TopCo shall cause all of its Subsidiaries and the Surviving Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.15.

(b)       Prior to the Merger Effective Time, Mountain shall and, if Mountain is unable to, TopCo shall (or shall cause the Surviving Company to) purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring at or prior to the Closing covering each D&O Person on terms with respect to terms, conditions, coverage, deductibles, limits of liability and amounts that are no less favorable to such person than those of such policy in effect on the date of this Agreement for the six year period following the Closing. TopCo shall cause the Surviving Company to maintain the D&O Tail in full force and effect for its full term in accordance with this Section 6.15(b).

(c)       The rights of each D&O Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of Mountain or any other Group Company, any other indemnification agreement or arrangement with any of the foregoing to which they are a party, applicable Law or otherwise. The obligations of the Group Companies (which includes at or immediately following the Merger Effective Time, for the avoidance of doubt, TopCo and the Surviving Company) under this Section 6.15 shall not be terminated or modified in such a manner as to adversely affect any D&O Person without the consent of such D&O Person. The provisions of this Section 6.15 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Persons, each of whom is an intended third party beneficiary of this Section 6.15.

(d)       If any of the Group Companies (which includes at or immediately following the Merger Effective Time, for the avoidance of doubt, TopCo and the Surviving Company) or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the applicable Group Company assumes the obligations set forth in this Section 6.15.

Section 6.16       Governance Matters.

(a)        FCB, BP, TopCo and Bridgeburg shall take all such action as may be necessary or reasonably appropriate such that effective as of the Closing:

(i)         the board of directors of TopCo shall be comprised of ten directors as described in Section 6.16(a) of the Mountain Disclosure Schedules;

(ii)        the non-executive director designated by Mountain as described in Section 6.16(a) of the Mountain Disclosure Schedules shall serve an initial three-year term (the “Mountain Designee”); and

(iii)       TopCo shall have (A) an audit committee, compensation committee, and nominating committee, in each case, comprised of non-executive directors to be agreed by Mountain and FCB, and (B) a conflicts committee (the “Conflicts Committee”) comprised of non-executive directors to be designated by Mountain, and which shall include the Mountain Designee.

(b)       The following matters shall require the approval of the Conflicts Committee following the Closing,

(i)         entry into or termination, amendment or modification of any agreement or the consummation of any transaction contemplated thereby, in each case, between or among any Group Company, on the one hand, and any RemainCo Entity, on the other hand, and the enforcement of any Group Company’s rights thereunder or relating thereto;

(ii)        amendment to TopCo’s organizational documents that disproportionately and adversely affects the rights or obligations of holders of TopCo Ordinary Shares (other than the RemainCo Entities) relative to the RemainCo Entities;

(iii)       resolution of any disputes, claims or other Proceedings between or among any Group Company, on the one hand, and any RemainCo Entity, on the other hand; and

(iv)       any amendment to the charter of the Conflict Committee.

(c)        The Parties shall discuss in good faith the establishment and composition of an advisory board of directors to TopCo as of the Closing.

Section 6.17       Conduct of Business of TopCo and the Merger Sub. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, TopCo and Merger Sub shall not take any action, or engage in any activities or business, nor incur any Liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of this Agreement or any Ancillary Document to which it is or will be a party, (c) those that are expressly contemplated by this Agreement or any Ancillary Document or (d) those that are consented to in writing by Mountain (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.18       Related Party Transactions. On or prior to the Closing, each of FCB, BP and Bridgeburg shall, and shall cause their respective Subsidiaries to, (a) pay, settle or discharge all account balances owed by any RemainCo Entity or any Related Party to any Group Company and (b) terminate all Contracts between or among Bridgeburg and/or any of its Subsidiaries, on the one hand, and any RemainCo Entity or any Related Party, on the other hand, and any other Related Party Transactions, in each case, without any continuing Liability or obligations of any kind of Bridgeburg or any of its Subsidiaries thereunder; provided that prior to terminating any such Contract or Related Party Transaction, FCB will notify Mountain and Mountain may elect for such Contract or Related Party Transaction to remain in effect. FCB shall deliver to Mountain written evidence reasonably satisfactory to Mountain of each such termination prior to the Closing. Each of FCB and Bridgeburg agrees that it shall not cause any Group Company to make any payment to FCB or any of its Subsidiaries pursuant to the transactions, Contracts, arrangements or understandings contemplated by this Section 6.18 without the prior written consent by Mountain.

Section 6.19       Stockholder Litigation. In the event that any stockholder Proceeding related to this Agreement, any Ancillary Document or the Transactions is brought against FCB or Mountain or the members of their respective boards of directors, FCB or Mountain, as applicable, shall promptly notify the other Parties of any such stockholder Proceeding and shall keep the other Parties reasonably informed with respect to the status thereof. Each of the Parties shall reasonably cooperate with the other in the defense or settlement of any such Proceeding, and each of the Parties shall give the other Parties the opportunity to consult with it regarding the defense and settlement of any such Proceeding and shall consider in good faith the advice of the other Parties with respect to any such Proceeding.

Section 6.20       Non-Solicitation / Non-Competition.

(a)        FCB agrees that for the period commencing on the Closing Date and expiring on the fifth anniversary of the Closing Date, it will not and cause its Affiliates not to, directly or indirectly, (i) solicit for employment or any similar arrangement any Business Employee or (ii) hire or assist any other Person in hiring any Business Employee; provided, that this Section 6.20 shall not prohibit general solicitations for employment through advertisements or other means not specifically directed toward Business Employees.

(b)        FCB agrees that for the period commencing on the Closing Date and expiring on the later of (a) the fifth anniversary of the Closing Date and (b) the date on which FCB or any of its Affiliates own less than 20% of the issued and outstanding TopCo Ordinary Shares, it shall not, and shall cause its Affiliates not to, directly or indirectly, engage as a stockholder, owner, partner, joint venturer or independent contractor, or otherwise manage or engage, in any business that, directly or indirectly, competes with the Business.

(c)        Each of FCB and BP acknowledges and agrees that, in executing this Agreement, each of Mountain and TopCo considers the obligations of FCB and BP to be valuable and an essential inducement to the execution of this Agreement and the consummation of the Transactions. Each of FCB and BP acknowledges and agrees that it has special knowledge concerning the Business and could substantially dilute the value thereof by competing with the Group Companies or the Business or soliciting or hiring any Business Employees or soliciting customers, suppliers or other Persons that have a business relationship with the Business from and after the Closing, and as a material inducement to each of Mountain and TopCo to enter into this Agreement, each of FCB and BP agrees to the terms in this Section 6.20 to preserve the value of Business being acquired by Mountain and TopCo.

(d)       The Parties agree that irreparable damage would occur in the event that this Section 6.20 were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the each of Mountain and TopCo shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which Mountain or TopCo (as the case may be) is entitled at law or in equity.

Section 6.21       Wrong Pockets.

(a)        Upon the terms and conditions set forth in this Agreement, if, following the Closing, (i) any Transferred Asset remained with (or comes into the possession or receipt of) FCB or any of its Subsidiaries (other than any Group Company), FCB shall or shall cause its applicable Subsidiary to transfer, for no additional consideration, such Transferred Asset as soon as possible to TopCo or its designated Subsidiary and (ii) any Excluded Liability has transferred to (or comes into the possession or receipt of) TopCo or any of its Subsidiaries, TopCo shall or shall cause its applicable Subsidiary to transfer (or cause to be transferred), for no additional consideration, such Excluded Liability as soon as possible to FCB, and FCB or its designated Subsidiary shall accept any such Excluded Liability.

(b)       Upon the terms and conditions set forth in this Agreement, if, following the Closing, (i) any Excluded Asset has transferred to (or comes into the possession or receipt of) any Group Company, TopCo shall or shall cause such other applicable Group Company to transfer, for no additional consideration, such Excluded Asset as soon as possible to FCB or its designated Subsidiary and (ii) any Assumed Liability remained with (or comes into the possession or receipt of) FCB or any of its Subsidiaries, FCB shall or shall cause its applicable Subsidiary to transfer (or cause to be transferred), for no additional consideration, such Assumed Liability as soon as possible to TopCo or its designated Subsidiary, and TopCo or its designated Subsidiary shall accept and otherwise be responsible for any such Excluded Liability.

(c)        Following the Closing, FCB shall and shall cause its Subsidiaries to promptly pay or deliver to TopCo or its designated Subsidiary any monies, deposits, checks or other receivables that are received by FCB or its Subsidiaries to the extent they are (or represent the proceeds of) the Business. Following the Closing, TopCo shall and shall cause its Subsidiaries to promptly pay or deliver to FCB or its designated Subsidiary any monies, deposits, checks or other receivables that are received TopCo or its Subsidiaries to the extent they are (or represent the proceeds of) the Retained Business.

Section 6.22       Insurance. For any claim asserted against TopCo or any of its Subsidiaries or the Business arising out of an occurrence taking place prior to or at the Closing (“Post-Closing Claims”), TopCo and its Subsidiaries may access coverage under any occurrence-based Insurance Policies of FCB or any of its Subsidiaries in place prior to or at the Closing (the “Pre-Closing Occurrence-Based Policies”), to the extent such insurance coverage exists and provides coverage, to TopCo or any of its Subsidiaries, for such Post-Closing Claim, at no cost to TopCo or any of its Subsidiaries. FCB shall and shall cause its Subsidiaries to reasonably cooperate with TopCo and its Subsidiaries in connection with the tendering of such claims and collecting proceeds related thereto.

Section 6.23       Commingled Contracts. Following the execution of this Agreement, each of FCB and BP shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to, in consultation with Mountain, to (a) cause the counterparties to the Commingled Contracts of FCB, BP or any of their respective Subsidiaries to enter into new Contracts with TopCo or any of its Subsidiaries in order for TopCo or such Subsidiary to receive the benefits of such Commingled Contract, (b) and if the foregoing clause (a) is not possible, assign to TopCo or any of its Subsidiaries the benefits and obligations under such Commingled Contract as they relate to the Business or (c) and if the foregoing clauses (a) and (b) are not possible, maintain an alternative arrangement with respect to such Commingled Contract in compliance with applicable Law, so that TopCo or its Subsidiaries would obtain the benefits and bear the burdens associated with the applicable Commingled Contract, to the extent the Commingled Contract relates to the Business.

Section 6.24       FCB Release. FCB, for itself and on behalf of its Affiliates and its and their respective Representatives and its and their successors, heirs and executors (the “Releasing Parties”), hereby unconditionally, irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, Losses, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, causes of action and other Proceedings of whatever kind or nature, whether known or unknown, which any such party has, may have or might have or may assert, now or in the future (“Claims”), against each of Mountain, the Sponsor, TopCo, any Group Company and each of their respective past, present and future Affiliates and Representatives (excluding, for the avoidance of doubt, any RemainCo Entity) and their respective successors, assigns, heirs and executors (the “Releasees”), arising out of any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, in each case involving any Group Company or the Business or the ownership of any Bridgeburg Shares by FCB or any of its Affiliates, that occurred, existed, was taken, permitted or begun at or before the Closing other than any such Claims arising under this Agreement, the Ancillary Documents, or any willful misconduct or gross negligence of the Releasees (the “Released Matters”). In furtherance of the foregoing, FCB, for itself and on behalf of the other Releasing Parties, hereby waives and agrees not to assert any rights under any Law to the effect that a general release does not extend to claims that the creditor does not know or suspect at the time of executing the release. Neither FCB nor any of the other Releasing Parties has filed, and FCB shall not, and shall cause the Releasing Parties not to, file or otherwise seek to assert or assist any other Person in filing or otherwise seeking to assert, nor as of the date hereof has, any Claim arising out of or based upon any of the Released Matters against any of the Releasees. FCB agrees that if it or any of the Releasing Parties hereafter commences, joins in, or in any manner seeks relief through any Proceeding arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, including through any motion to reconsider, reopen or appeal the dismissal of the Proceeding, then FCB shall pay to the Releasees against whom such Claim(s) is asserted all Losses incurred by such Releasees in defending or otherwise responding to such Claim. The Releasees are intended third party beneficiaries of this Section 6.24.

Section 6.25       PIPE Financing. Following the date of this Agreement, FCB, BP, TopCo, Bridgeburg and Mountain shall use commercially reasonable efforts to enter into subscription agreements on mutually agreeable terms (the “Subscription Agreements”) with third party investors (the “PIPE Investors”) for an aggregate amount of up to €100 million pursuant to which, among other things, the PIPE Investors agree to subscribe for and purchase, and TopCo agrees to issue and sell to the PIPE Investors, an aggregate number of TopCo Ordinary Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price set forth therein on the Closing Date immediately after the Merger Effective Time, on the terms and subject to the conditions set forth therein (such equity financing, the “PIPE Financing”). For the avoidance of doubt, no Party shall enter into a Subscription Agreement without the prior written consent of the other Parties. The Parties shall, and shall cause their respective Subsidiaries and its and their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Financing. Upon FCB, BP, TopCo, Bridgeburg and Mountain entering into such Subscription Agreements, each of the foregoing shall use commercially reasonable efforts to comply with the terms of its obligations and satisfy, in all material respects, all conditions and covenants applicable to each of them, and none of FCB, BP, TopCo, Bridgeburg or Mountain shall permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify or terminate any provision or remedy under, or any replacements of, any of the Subscription Agreements without the written consent of the other applicable Parties (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.26       Ancillary Documents. As promptly as reasonably practicable after the date hereof, and in any event prior to the time of effectiveness of the Registration Statement/Proxy Statement, the Parties shall negotiate, or shall cause their Affiliates to or shall direct their Representatives to negotiate in good faith and mutually agree upon forms of those Ancillary Documents. At the Closing, each of the Parties shall and shall cause each of its Affiliates that will be a party to an Ancillary Document to execute and deliver each such Ancillary Document it will be a party to and each party shall fully cooperate in causing any other Person that will be a party to an Ancillary Document to execute and deliver each such Ancillary Document. The Parties agree that (a) the terms and conditions in the Content Production and License Agreement shall be consistent with those set forth in the IP Term Sheet; and (b) the Shareholders Agreement shall include terms that (i) all (A) TopCo Ordinary Shares and TopCo warrants held by the Sponsor (and its assignees) as of immediately following the Closing will be subject to a lock-up until the earlier to occur of (1) one year after the Closing and (2) the date, if any, on which the last reported trading price of the TopCo Ordinary Shares exceeds $12.50 for 20 trading days within any 30 trading day period commencing at least 150 days after the Closing, subject to exceptions to be agreed upon; and (B) all TopCo Ordinary Shares held by the RemainCo Entities as of immediately following the Closing shall be subject to a 180 day lock-up; (ii) the Sponsor and BP will be granted certain customary demand and piggyback registration rights with respect to their respective TopCo Ordinary Shares, in each case, on mutually agreeable terms and conditions set forth therein, including with respect to cooperation and cutbacks; (iii) TopCo shall use its commercially reasonable efforts to file a shelf registration statement with respect to resales of the TopCo Ordinary Shares held by BP, the PIPE Investors and Sponsor and the TopCo Ordinary Shares underlying the TopCo warrants held by Sponsor no later than 30 days following the Closing and to cause such shelf registration statement to be declared effective by the SEC as soon as practicable after the filing thereof; (iv) each RemainCo Entity shall support the growth of TopCo with its global brand recognition through marketing and other channels (e.g., launch day marketing through online promotion featuring players of the club’s professional football team); and (v) each RemainCo Entity shall grant to TopCo a right of first refusal with respect to any digital assets or content created or sold by FCB or any of its Subsidiaries (other than TopCo and its Subsidiaries); it being understood that, pursuant to and in accordance with the IP Term Sheet, Content Production and License Agreement and Section 6.20, each RemainCo Entity would need the prior written approval of TopCo to create or sell any such digital assets or content.

Section 6.27       Bridgeburg Agreements. Each of TopCo, FCB and BP shall cause each Bridgeburg Minority Shareholder to contribute their Bridgeburg Ordinary Shares pursuant to and in accordance with Section 2.1(c) and the Bridgeburg Agreements. Each of FCB, TopCo and BP shall use best efforts to comply with the terms of its obligations in the Bridgeburg Agreements and satisfy all conditions and covenants applicable to each of them therein, and none of FCB, TopCo or BP shall permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify or terminate any provision or remedy under, or any replacements of, any of the Bridgeburg Agreements without the written consent of Mountain. Mountain shall be an express third party beneficiary to each Bridgeburg Agreement.

Section 6.28       Transition Services Agreement. Prior to the Closing, the Parties shall discuss in good faith, and if necessary, negotiate and enter into a transition services agreement (the “Transition Services Agreement”) which shall provide for transitional services to be provided by the RemainCo Entities to members of the Group Companies following the Closing (the “Transition Services”) on terms and conditions, including with respect to the scope, duration and cost, that are mutually agreeable to the Parties; provided, that the cost of any such Transition Services will not include any margin.

Section 6.29       Pre-Closing Reorganization. Prior to the Closing, (i) each of FCB and BP shall and cause its applicable Subsidiaries to contribute, assign, transfer, and convey or, with Mountain’s prior written direction or approval, license or sublicense, all of its or their respective right, title and interest in, to, and under the Transferred Assets (and, for the avoidance doubt, excluding the Excluded Assets) to Bridgeburg, free and clear of all Liens (other than Permitted Liens) and (ii) Bridgeburg shall assume, pay, perform and discharge when due the Assumed Liabilities (and, for the avoidance doubt, excluding the Excluded Liabilities), in each case, in exchange for Bridgeburg Ordinary Shares (collectively, the “Pre-Closing Reorganization”). Any agreements, resolutions, consents or other documentation or instruments entered into or executed in connection with the Pre-Closing Reorganization shall be subject to the prior written consent of Mountain. FCB shall (A) keep Mountain updated on a current basis as to the status of the Pre-Closing Reorganization and (B) consult with Mountain regarding the implementation of the Pre-Closing Reorganization.

Section 6.30       Employment Arrangements. Prior to the Closing, the Parties will enter into the arrangements contemplated by Section 6.30 of the Mountain Disclosure Schedules.

Article VII
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT

Section 7.1       Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)        all authorizations, consents, orders, approvals, filings and declarations set forth on Section 7.1(a) of the Company Disclosure Schedules, and all waiting periods relating thereto, shall have been filed, occurred or been obtained (all such authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect;

(b)       no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c)        the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)       the Required Mountain Shareholder Approval shall have been obtained;

(e)        the Required FCB General Assembly Approval shall have been obtained;

(f)        after giving effect to the transactions contemplated hereby (including the PIPE Financing), TopCo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing;

(g)       after giving effect to the transactions contemplated hereby, BP or any other Affiliate of FCB shall hold at least 51% of TopCo Ordinary Shares on a fully diluted basis as of immediately following the Closing;

(h)       As of the Closing, TopCo, Mountain and their respective Subsidiaries shall have in the aggregate not less than €50 million in cash pursuant to amounts held in or out of the Trust Account or raised in the PIPE Financing (the “Minimum Cash Condition”); it being understood that the Minimum Cash Condition shall be measured prior to the payment of the Mountain Expenses and the Company Expenses; provided, that any terminating Party shall consult in good faith with the other Parties prior to making the determination that the Minimum Cash Condition is not satisfied and terminating the Agreement therefor pursuant to Article VIII; and

(i)        TopCo’s initial listing application with Nasdaq in connection with the Transactions shall have been approved and, immediately following the Closing, TopCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and TopCo shall not have received any notice of non-compliance therewith, and the TopCo Ordinary Shares shall have been approved for listing on Nasdaq.

Section 7.2         Other Conditions to the Obligations of Mountain. The obligations of Mountain to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Mountain of the following further conditions:

(a)        (i) the Company Fundamental Representations (other than the representations set forth in Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing, as though made on and as of the Closing (except to the extent that any such representation and warranty is made of an earlier date and time, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date and time), (ii) the representation and warranty set forth in Section 3.8(a) shall be true and correct as of the date hereof and the Closing, as though made on and as of the Closing, (iii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing, as though made on and as of the Closing (except to the extent that any such representation and warranty is made of an earlier date and time, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date and time), and (iv) the representations and warranties of BP set forth in Article III and TopCo and Merger Sub in Article IV (other than the Company Fundamental Representations and the representation and warranty set forth in Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing, as though made on and as of the Closing (except to the extent that any such representation and warranty is made of an earlier date and time, in which case such representation and warranty shall be true and correct in all respects as of such earlier date and time), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect;

(b)        FCB, TopCo, BP, Bridgeburg and Merger Sub shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by any of FCB, BP, TopCo, Bridgeburg and Merger Sub under this Agreement at or prior to the Closing;

(c)        since the date of this Agreement, no Company Material Adverse Effect has occurred;

(d)       the Pre-Closing Reorganization shall have been completed in accordance with Section 6.29;

(e)        the TopCo Ordinary Shares issuable in connection with the transactions contemplated by this Agreement shall be duly authorized by the general meeting or management board (bestuur) of TopCo and TopCo’s Governing Documents;

(f)        the unpaid Company Expenses shall not exceed an aggregate of €10 million (the “Company Expense Cap”); it being understood that (i) estimates of such expenses shall be set forth in Section 7.2(f) of the Company Disclosure Schedules; (ii) any unpaid Company Expenses that exceed the Company Expense Cap shall not be incurred or paid by TopCo, Mountain or their respective Subsidiaries unless mutually agreed in writing by the Parties; and (iii) the condition described in this Section 7.2(f) shall not limit the costs and expenses incurred and paid by FCB;

(g)       at or prior to the Closing, BP shall have delivered, or caused to be delivered, to Mountain the following documents:

(i)         a certificate duly executed by an authorized officer of FCB, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to Mountain;

(ii)        the Shareholders Agreement duly executed by TopCo and FCB; and

(iii)       the Content Production and License Agreement duly executed by FCB, TopCo and Bridgeburg.

Section 7.3         Other Conditions to the Obligations of FCB, TopCo and Merger Sub. The obligations of FCB, TopCo and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by FCB, TopCo and Merger Sub of the following further conditions:

(a)        (i) the Mountain Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing, as though made on and as of the Closing (except to the extent that any such representation and warranty is made of an earlier date and time, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date and time), and (ii) the representations and warranties of Mountain contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Mountain Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing, as though made on and as of the Closing (except to the extent that any such representation and warranty is made of an earlier date and time, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date and time), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Mountain Material Adverse Effect;

(b)       Mountain shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)       since the date of this Agreement, no Mountain Material Adverse Effect has occurred;

(d)        the unpaid Mountain Expenses shall not exceed an aggregate of €40 million (the “Mountain Expense Cap”); it being understood that (i) estimates of such expenses shall be set forth in Section 7.3(d) of the Mountain Disclosure Schedules; and (ii) any unpaid Mountain Expenses that exceed the Mountain Expense Cap shall not be incurred or paid by TopCo, Mountain or their respective Subsidiaries unless mutually agreed in writing by the Parties;

(e)        the RemainCo Entities have received the following amounts in cash in connection with the Bridgeburg Agreements or other agreements or transactions involving the sale of Bridgeburg Ordinary Shares by Orpheus or Blaugrana to third parties in connection with the sale, transfer or other disposition of Bridgeburg Ordinary Shares by any RemainCo Entity or Bridgeburg Minority Shareholder to any third party) by the following specified dates: (i) €20,090,497.74 on or before August 11, 2023 (the “First Tranche”); (ii) €20,090,497.74 (the “Second Tranche”) prior to or on August 11, 2023; and (iii) €19,819,004.54 (the “Third Tranche”) prior to or on August 21, 2023 (as extended pursuant to clause (A) below, the “Proceeds Condition Deadline”, and the condition described in the foregoing clauses (i) and (ii), the “Proceeds Condition”); provided, that (A) if the RemainCo Entities have received less than the entire amount of, but at least €10 million of the Third Tranche prior to or on August 21, 2023, then the Proceeds Condition shall only be deemed unsatisfied if the RemainCo Entities have not received the remaining unfunded portion of the Third Tranche prior to or on August 29, 2023; (B) FCB shall consult in good faith with Mountain prior to making the determination that the Proceeds Condition is not satisfied and terminating the Agreement therefor pursuant to Article VIII; and (C) the Proceeds Condition shall be deemed satisfied in the event the RemainCo Entities receive the entire amount of the First Tranche, the Second Tranche and the Third Tranche following the Proceeds Condition Deadline so long as FCB has not issued a termination notice pursuant to and in accordance with Article VIII at the time at which the RemainCo Entities shall have received the entire amount of the First Tranche, the Second Tranche and the Third Tranche;

(f)         at or prior to the Closing, Mountain shall have delivered, or caused to be delivered, the following documents to BP:

(i)         a certificate duly executed by an authorized officer of Mountain, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied, in a form and substance reasonably satisfactory to BP; and

(ii)        the Shareholders Agreement duly executed by the Sponsor.

Section 7.4         Frustration of Closing Conditions. None of FCB, BP, TopCo, Bridgeburg or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was proximately caused of FCB, BP, TopCo Bridgeburg or Merger Sub’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2, or such Party’s breach of this Agreement. Mountain may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was proximately caused by Mountain’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2, or Mountain’s breach of this Agreement.

Article VIII
TERMINATION

Section 8.1         Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)        by mutual written consent of Mountain and FCB;

(b)        by Mountain, if any of the representations or warranties set forth in Article III or Article IV shall not be true and correct or if FCB, BP, TopCo, Bridgeburg or Merger Sub has failed to perform any covenant or agreement on the part of FCB, TopCo, Bridgeburg or Merger Sub set forth in this Agreement such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to FCB, and (ii) the Termination Date; provided, however, that Mountain is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c)        by FCB, if any of the representations or warranties set forth in Article V shall not be true and correct or if Mountain has failed to perform any covenant or agreement on the part of Mountain set forth in this Agreement such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to Mountain and (ii) the Termination Date; provided, however, that FCB, TopCo, Bridgeburg or any Merger Sub is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d)       by either Mountain or FCB, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the earlier of (x) the deadline by which Mountain is required to consummate a Business Combination in accordance with the Mountain Articles (as such deadline may be extended from time to time in accordance with the Mountain Articles) and (y) August 11, 2024 (the earlier of clauses (x) and (y), the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Mountain if Mountain’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to FCB if FCB’s, TopCo’s, Bridgeburg’s or Merger Sub’s breach of any of its covenants or obligations under this Agreement, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)        by either Mountain or FCB, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f)        by either Mountain or FCB, if the Mountain Shareholders Meeting has been held (including following any adjournment thereof), has concluded, holders of Mountain Shares have duly voted and the Required Mountain Shareholder Approval was not obtained; or

(g)        by either Mountain or FCB, if the FCB General Assembly Meeting has been held (including following any adjournment thereof), has concluded, the members of the FCB General Assembly have duly voted and the Required FCB General Assembly Approval was not obtained.

Section 8.2         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties or their Affiliates or their respective Representatives) with the exception of (a) Section 6.3, this Section 8.2, Article I and Article X, each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 8.1 shall not affect any Liability on the part of any Party for fraud or a willful and material breach of any covenant or agreement set forth in this Agreement or any Ancillary Document prior to such termination or actual fraud.

Article IX
INDEMNIFICATION

Section 9.1         Survival. None of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing, except for the covenants and agreements that by their terms are to be performed in whole or in part at or after the Closing, which covenants and agreements shall survive in accordance with their terms.

Section 9.2         Indemnification by FCB. Following the Closing, FCB and its Subsidiaries (excluding, for the avoidance of doubt, the Group Companies) shall indemnify, defend, hold harmless and reimburse the Group Companies and their respective successors and permitted assigns, in their capacity as such (collectively, the “Group Company Indemnified Parties”) for, from and against all Losses imposed on, incurred or suffered by or asserted against any Group Company Indemnified Party in connection with or arising out of any Excluded Liabilities (whether as a first party or third party claim).

Section 9.3         Indemnification by TopCo. Following the Closing, TopCo and its Subsidiaries shall indemnify, defend, hold harmless and reimburse FCB and the other RemainCo Entities and their respective successors and permitted assigns, in their capacity as such (collectively, the “FCB Indemnified Parties”), for, from and against all Losses imposed on, incurred, suffered or asserted in connection with or arising out of any Assumed Liabilities (whether as a first party or third party claim).

Section 9.4         Claim Procedures.

(a)        In order for a Group Company Indemnified Party or a FCB Indemnified Party (any of them, an “Indemnified Party”) to duly make a valid claim with respect to any of the occurrences specified in Section 9.2 or Section 9.3, the Indemnified Party must (promptly following the first date following the Closing Date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such an occurrence is likely to have occurred) provide written notice to FCB (for claims made by Group Company Indemnified Parties) or to TopCo (for claims made by FCB Indemnified Parties) (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 9.2 or Section 9.3 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

(b)       In the event the Claim Notice results from any Proceeding asserted or threatened against, the Indemnified Party by a third party (a “Third Party Claim”):

(i)        The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than the 10th Business Day following the Indemnified Party’s receipt of the Third Party Claim, and in any event not later than the 10th Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.

(ii)        During the period ending on the earlier of the 30th calendar day following the Indemnifying Party’s receipt of the Claim Notice and the fifth calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of its election to assume and control the defense of the Third Party Claim, unless the Claim Notice states that the Indemnified Party has determined in good faith that (i) the Third Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party (other than injunctive, equitable or non-monetary relief that is incidental to monetary damages as the primary relief sought), (ii) the Third Party Claim arises in connection with any criminal matter or (iii) there is a reasonable probability that the Third Party Claim may materially adversely affect the Indemnified Party or its Affiliates other than as a result of monetary damages.

(A)            In the event that the Indemnifying Party is entitled to and duly and timely makes such election, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose; provided, that the fees and expenses shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this Section 9.4; provided, further, that, if, in the reasonable advice of counsel to the Indemnified Party, there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, then the reasonable fees and expenses of one external law firm to the Indemnified Party shall be paid in accordance with Section 9.4(b)(iv)(A); provided, further, that, if (i) the Indemnified Party and Indemnifying Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts between them or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed diligently to pursue a Third Party Claim it has assumed, as provided in the first sentence of this Section 9.4(b)(ii)(A), the Indemnifying Party shall bear the reasonable and documented out-of-pocket costs and expenses of one additional counsel (in addition to, but only to the extent necessary, one local counsel) which shall represent all Indemnified Parties arising out of the same or similar set of circumstances in connection with such defense. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided, that, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle, compromise or cease to defend such Third Party Claim if such settlement, compromise or cessation would result in (i) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party; (ii) the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates; (iii) a finding or admission of a material violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates; (iv) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates; or (v) any material non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.

(B)            If the Indemnifying Party (i) is not entitled to or does not duly and timely make such election, or (ii) after timely making such election, fails to take reasonable steps to defend diligently the Third Party Claim within 10 Business Days after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall be entitled but not obligated to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 9.4(b)(ii)(A); provided that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third Party Claim shall not otherwise be affected by such election; provided, further, that the Indemnified Party may not settle any such matter without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnified Party is seeking or will seek indemnification hereunder with respect to such matter. Notwithstanding anything in the foregoing to the contrary, the Indemnifying Party shall have no liability with respect to a Third Party Claim settled without its prior written consent (which shall not unreasonably be withheld, conditioned or delayed).

(iii)       The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third Party Claims. The Person controlling the defense of a Third Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

(iv)      All reasonable and documented out-of-pocket legal fees, costs and expenses actually incurred or suffered by the Indemnifying Party and the Indemnified Party in connection with investigating and defending, and cooperating in the investigation and defense of, the Third Party Claim (“Third Party Claim Expenses”) shall be paid as follows:

(A)            Any Third Party Claim Expenses actually incurred or suffered by the Indemnified Party (1) prior to or in the absence of the due and timely making of the election described in Section 9.4(b)(ii)(A), (2) under the circumstances described in the proviso to the second sentence of such Section, (3) under the circumstances described in Section 9.4(b)(ii)(B) or (4) in compliance with Section 9.4(b)(iii) shall constitute Losses for which the Indemnified Party shall be entitled to be reimbursed if the Indemnified Party is determined pursuant to a Final Determination to be entitled to be indemnified, held harmless and reimbursed pursuant to this Article IX in respect of the Third Party Claim.

(B)            Third Party Claim Expenses actually incurred or suffered by the Indemnifying Party shall be reimbursed by the Indemnified Party if the Indemnified Party is determined pursuant to a Final Determination not to be entitled to be indemnified, held harmless and reimbursed pursuant to this Article IX in respect of the Third Party Claim.

(C)            Third Party Claim Expenses not addressed by Section 9.4(b)(iv)(A) or (B) shall be paid by the Person by which they were incurred.

Section 9.5         Recoveries.

(a)        Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the matters described in the Claim Notice and net of any Taxes, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. The Indemnified Party shall, use commercially reasonable efforts to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification hereunder). In the event that, after having complied with the preceding sentence, an Indemnified Party still has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Article IX, such Indemnifying Party shall be subrogated to such rights to the extent of such payment. Each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b)       Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized as a result of such Loss by the Person claiming such Loss in the taxable year in which such Loss occurred (determined on a “with and without” basis).

(c)        Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article IX, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss.

(d)        No Double Recovery. No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 9.2 or Section 9.3, as the case may be).

Section 9.6         Payments.

(a)        The Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than 5 Business Days following any Final Determination of the claims set forth in the related Claim Notice.

(b)        Except as otherwise required by Law, all payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 9.2 or Section 9.3 shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes.

Section 9.7         Exclusive Remedies. Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Proceeding, relating to this Agreement, the Transactions or any document or instrument delivered in connection herewith or therewith, other than (i) claims pursuant to this Article IX, (ii) claims for actual fraud or willful breach, (iii) claims pursuant to Section 10.15 and/or with respect to covenants to be performed at or following the Closing, and (iv) claims pursuant to the terms of any Ancillary Document. Following the Closing, the claims and remedies specified in clauses (i) through (iv) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out of this Agreement, the Transactions and any document or instrument delivered in connection herewith or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all other claims, causes of action and Proceedings relating thereto

Article X
MISCELLANEOUS

Section 10.1       Entire Agreement; Assignment. This Agreement (together with the Confidentiality Agreement and the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Mountain (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and FCB or TopCo (after the Closing), on the other hand. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2       Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Mountain on the one hand, and FCB, on the other hand, prior to the Closing and (b) TopCo, on the one hand, and FCB, on the other hand, after the Closing; provided, however, that none of the provisions that survive the Merger Effective Time shall be amended or modified without the prior written consent of the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.2 shall be void, ab initio.

Section 10.3       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)        If to Mountain, to:

c/o Mountain & Co. I Acquisition Corp.
4001 Kennett Pike, Suite 302
Wilmington, Delaware 19807

United States
Attention: Alexander Hornung
E-mail: [redacted]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
Neue Mainzer Strasse 52
Frankfurt am Main, 60311

Germany
Attention: Carsten Berrar

   Krystian Czerniecki

   Konstantin Technau
E-mail: [redacted]

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004

United States
Attention: Mario Schollmeyer
E-mail: [redacted]

(b)        If to FCB, Bridgeburg, Merger Sub or TopCo to:

Futbol Club Barcelona

Av. Arístides Maillol, s/n, Barcelona
Attention: Ms. María Isabel Meléndez Crespo

E-mail: [redacted]

with a copy (which shall not constitute notice) to:

Pérez-Llorca

Av. Diagonal 640 8ºA, 08017 Barcelona
Attention: Marcel Enrich
E-mail: [redacted]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.4       Governing Law.

(a)        This Agreement, and all Proceeding (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any borrowing statute or applicable principles of conflicts of law to the extent that the application of the laws (including statutes of limitation) of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby, except that (i) the Cayman Islands Act shall apply to the Merger and (ii) Spanish Law and Dutch Law shall apply to the Share Exchange.

(b)        Each Party agrees that it shall bring any Proceeding in respect of any claim based upon, arising out of or relating to this Agreement or any Ancillary Document or the Transactions exclusively in the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement or any of the Ancillary Documents (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 10.5       Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that filing fees incurred by the Parties in connection with the filing of any Consents with any Governmental Entities shall be borne 50% by FCB and 50% by Mountain.

Section 10.6       Construction; Interpretation.

(a)        The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated.

(b)        If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Except as otherwise specifically provided herein, currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS. References to “written” or “in writing” include documents in electronic form or transmission by email.

(c)        Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided, that for purposes of any representations and warranties set forth in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date.

(d)        Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)        The Parties have drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.7       Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article III, IV or V may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 10.8       Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.4 (Public Announcements), Section 6.15 (Indemnification; Directors’ and Officers’ Insurance), Section 6.24 (FCB Release), Section 6.18 (Related Party Transactions), the last sentence of this Section 10.8 (Parties in Interest) and Section 10.12 (No Recourse), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 6.4 (Public Announcements), Section 6.24 (FCB Release), Section 10.1 (Entire Agreement; Assignment), Section 10.2 (Amendment), Section 6.18 (Related Party Transactions), Section 10.8 (Parties in Interest) and Section 10.12 (No Recourse).

Section 10.9       Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.10      Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.11     Knowledge of BP; Knowledge of Mountain. For all purposes of this Agreement, the phrase “to BP’s Knowledge” and “to the Knowledge of BP” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 10.11 of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to Mountain’s Knowledge” and “to the Knowledge of Mountain” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 10.11 of the Mountain Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 10.11 of the Company Disclosure Schedules or Section 10.11 of the Mountain Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 10.12     No Recourse. This Agreement may only be enforced against, and any Proceeding, right or remedy that may be based upon, arise out of or relate to this Agreement, any Ancillary Documents or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, stockholder, general or limited partner, member, manager, agent or Affiliate or representative of another Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Proceeding, relating to this Agreement, any Ancillary Documents, the Transactions or any document or instrument delivered in connection herewith or therewith, in each case, except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Nonparty, and then solely with respect to claims against the Nonparties that are party to the applicable Ancillary Document. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Proceeding, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 10.12 are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 10.12 and Section 10.17 in connection herewith.

Section 10.13     Extension; Waiver.

(a)        Prior to, at or following the Merger Effective Time, (i) extension of the time for the performance of any of the obligations or other acts of Mountain set forth herein, (ii) waiver of any inaccuracies in the representations and warranties of Mountain set forth herein or (iii) waiver of the compliance by Mountain with any of the agreements or conditions set forth herein, in each case, may be granted by FCB.

(b)       Prior to the Merger Effective Time, (i) extension of the time for the performance of any of the obligations or other acts of FCB, BP or Bridgeburg set forth herein, (ii) waiver of any inaccuracies in the representations and warranties of FCB, BP or Bridgeburg set forth herein or (iii) waiver of the compliance by FCB, BP or Bridgeburg with any of the agreements or conditions set forth herein, in each case, may be granted by Mountain. At or following the Merger Effective Time, (A) extension of the time for the performance of any of the obligations or other acts of FCB, BP or Bridgeburg set forth herein, (B) waiver of any inaccuracies in the representations and warranties of FCB, BP or Bridgeburg set forth herein or (C) waiver of the compliance by FCB, BP or Bridgeburg with any of the agreements or conditions set forth herein, in each case, may be granted by TopCo.

(c)        Prior to the Merger Effective Time, (i) extension of the time for the performance of any of the obligations or other acts of TopCo or Merger Sub set forth herein, (ii) waiver of any inaccuracies in the representations and warranties of TopCo or Merger Sub set forth herein or (iii) waiver of the compliance by TopCo or Merger Sub with any of the agreements or conditions set forth herein, in each case, may be granted by Mountain. At or following the Merger Effective Time, (A) extension of the time for the performance of any of the obligations or other acts of TopCo and Merger Sub set forth herein, (B) waiver of any inaccuracies in the representations and warranties of TopCo and Merger Sub set forth herein or (C) waiver of the compliance by TopCo and Merger Sub with any of the agreements or conditions set forth herein, in each case, may be granted by FCB.

(d)       Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.14     Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (A) THAT NO AGENT, ATTORNEY OR OTHER REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY DOCUMENTS AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS Section 10.14.

Section 10.15     Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.16     Trust Account Waiver. Each of FCB, TopCo, BP, Bridgeburg and the Merger Sub acknowledges that Mountain is a blank check company with the powers and privileges to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Mountain and one or more businesses or assets. Each of FCB, TopCo, BP, Bridgeburg and the Merger Sub further acknowledges that, as described in Mountain’s final prospectus relating to its initial public offering dated November 4, 2021 (File No. 333-259034) (the “Prospectus” and such offering, the “IPO”) available at www.sec.gov, substantially all of Mountain’s assets consist of the cash proceeds of the IPO and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Mountain, its public shareholders and the underwriters of the IPO. Each of FCB, TopCo, Bridgeburg and the Merger Sub acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to Mountain to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of Mountain entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of FCB, TopCo, BP, Bridgeburg and Merger Sub hereby agrees on behalf of itself and its Affiliates and its and their respective Representatives that, notwithstanding anything to the contrary in this Agreement, none of FCB, TopCo, BP, Bridgeburg, Merger Sub or any of their Affiliates or their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement, any Ancillary Document or any proposed or actual business relationship between Mountain or its Affiliates or their respective Representatives, on the one hand, and FCB, TopCo, BP, Bridgeburg, Merger Sub or any of their respective Affiliates or Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each of FCB, TopCo, BP, Bridgeburg and Merger Sub on its own behalf and on behalf of its Affiliates and its and their respective Representatives hereby irrevocably waives any Trust Account Released Claims that FCB, TopCo, BP, Bridgeburg, Merger Sub or any of their respective Affiliates or its or their respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Mountain or any of its Affiliates or its and their respective Representatives or any other matters and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Mountain or its Affiliates). This Section 10.16 shall survive the termination of this Agreement for any reason.

Section 10.17     Further Assurances. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Documents.

Section 10.18     Conflicts and Privileges.

(a)        Each of the Parties, on its own behalf and on behalf of its respective Affiliates, Representatives, successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Document or the Transactions arises after the Closing between or among (i) Mountain, the Sponsor, the former shareholders or holders of other equity interests of Mountain, the Sponsor and any of their respective Affiliates (other than any Group Company) or Representatives (collectively, the “Mountain Group”), on the one hand, and (ii) any RemainCo Entities or any Group Company or any of their respective Affiliates or Representatives (the “FCB Group Company Entities”), on the other hand, any legal counsel, including Sullivan & Cromwell LLP, Gonçalves Pereira, S.L.P. and NautaDutilh (together, “Mountain Counsel”), that represented any member of the Mountain Group prior to the Closing may represent any member of the Mountain Group in such dispute even though the interests of such Persons may be directly adverse to any member of the FCB Group Company Entities, and even though such counsel may have represented any member of the FCB Group Company Entities in a matter substantially related to such dispute, or may be handling ongoing matters for any member of the FCB Group Company Entities and/or the Sponsor or Mountain. Each of the Parties, on its own behalf and on behalf of its respective Affiliates, Representatives, successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Documents or the Transactions) between or among any member of the Mountain Group, on the one hand, and Mountain Counsel, on the other hand (the “Mountain Counsel Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Mountain Group after the Closing, and shall not pass to or be claimed or controlled any member of the FCB Group Company Entities. The Parties, together with any of their respective Affiliates, Representatives, successors or assigns, agree that the Mountain Group may restrict access to the Mountain Counsel Privileged Communications, whether located in the records or email server of any Party or its Affiliates, in any Proceeding against or involving any of the Parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the Mountain Counsel Privileged Communications, by virtue of the Transactions.

(b)        Each of the Parties, on its own behalf and on behalf of its respective Affiliates, Representatives, successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Document or the Transactions arises after the Closing between or among (i) any RemainCo Entity or any of their Affiliates (other than TopCo or any other Group Company) or Representatives (collectively, the “FCB Group”), on the one hand, and (ii) any member of the Mountain Group or any Group Company, on the other hand, any legal counsel, including Pérez-Llorca and Troutman Pepper Hamilton Sanders LLP (together, “FCB Counsel”), that represented any member of the FCB Group prior to the Closing may represent any member of the FCB Group in such dispute even though the interests of such Persons may be directly adverse to any member of the Mountain Group or any Group Company, and even though such counsel may have represented any member of the Mountain Group or any Group Company in a matter substantially related to such dispute, or may be handling ongoing matters for any member of the Mountain Group or any Group Company. Each of the Parties, on its own behalf and on behalf of its respective Affiliates, Representatives, successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Documents or the Transactions) between or among any member of the FCB Group, on the one hand, and FCB Counsel, on the other hand (the “FCB Counsel Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the FCB Group after the Closing, and shall not pass to or be claimed or controlled by any member of the Mountain Group or any Group Company. The Parties, together with any of their respective Affiliates, Representatives, successors or assigns, agree that the FCB Group may restrict access to the FCB Counsel Privileged Communications, whether located in the records or email server of any Party or its Affiliates, in any Proceeding against or involving any of the Parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the FCB Counsel Privileged Communications, by virtue of the Transactions.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

FUTBOL CLUB BARCELONA

By:	/s/ Joan Laporta Estruch
Name: Mr. Joan Laporta Estruch
Title:

By:	/s/ Eduard Romeu Barceló
Name: Mr. Eduard Romeu Barceló
Title:

BARÇA PRODUCCIONS S.L.

By:	/s/ Joan Laporta Estruch
Name: Mr. Joan Laporta Estruch
Title:

By:	/s/ Eduard Romeu Barceló
Name: Mr. Eduard Romeu Barceló
Title:

MOUNTAIN & CO. I ACQUISITION CORP.

By:	/s/ Dr. Cornelius Boersch
Name: Dr. Cornelius Boersch
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

FINAL VERSION

Project Goal

IP Term Sheet

This term sheet (the “Term Sheet”) summarizes the principal terms and conditions related to intellectual property, content services and related matters in connection with the transactions contemplated by that certain Business Combination Agreement (the “BCA”) by and among Futbol Club Barcelona (“FCB”), Barça Produccions S.L., TopCo, Merger Sub and a newly formed company that will own, or has all the right to exploit, all of the assets of the Business as of the Closing (“Barca Media”) (FCB and Barca Media, each, a “Party,” and, together, the “Parties”).

This Term Sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation on either Party. Following the execution of the BCA, the Parties shall negotiate one or more definitive agreements (the “Definitive Agreements”) that reflect this Term Sheet and may contain additional terms and conditions agreed between the Parties.

1.	Grants of Rights

FCB, on behalf of itself and its Affiliates, appoints Barca Media as its exclusive agent, representative, distributor and service provider with respect to the Business.

FCB, on behalf of itself and its Affiliates, grants to Barca Media an exclusive (even as to FCB and its Affiliates), worldwide, sublicensable (as provided in “Sublicensing” below) license to use and otherwise exploit certain trademarks, logos, brands and other indicia of origin (collectively, “Trademarks”) to be further detailed in the Definitive Agreements, as well as copyrights, publicity rights (e.g., name, image, likeness) or other intellectual property rights (collectively, “IP Rights”), in each case, that are owned or licensable by FCB or any of its Affiliates as of the Closing or at any time during the Term (collectively, “FCB IP”), for use and other exploitation only in connection with the Business.

2.	Sublicensing	Barca Media shall have the right to grant sublicenses in connection with the conduct of the Business (as defined in the BCA), including to service providers and distributors.

3.	Licensing of Existing Content and Contracts; New Content; No Conflicting Agreements

FCB, on behalf of itself and its Affiliates, grants to Barca Media an exclusive worldwide license to the content and other materials existing as of the Closing Date that fall within the scope of the Business, whether such content and materials are owned by or licensed to FCB or its Affiliates (“Existing Content”). The Definitive Agreements will include a schedule of certain Existing Content.

Prior to the Closing, FCB shall deliver to Barca Media copies of any material Existing Content that are not already in the possession of Barca Media.

To the extent FCB or any of its Affiliates (other than Barca Media and its Subsidiaries) (i) are a party to any agreement that exclusively or primarily relates to the Business, then, at Barca Media’s election, FCB shall, and shall cause its Affiliates to, assign such agreement to Barca Media, or (ii) are a party to any agreement that relates (but not exclusively or primarily) to the Business, then the Parties shall discuss in good faith whether such agreement should be assigned in whole or in part to Barca Media assessing jointly and in good faith the consequences of such assignment and the possible triggering of any change of control clauses.

FCB shall only license any FCB IP Rights or assign any agreements to Barca Media or its Subsidiaries as long as (a) FCB is not prohibited from doing so as a consequence of previous agreements entered into by FCB and in effect as of Closing, (b) doing so would not conflict with rights previously granted by FCB to third parties, or (c) such IP Rights or agreements are not licensable or assignable, respectively, by FCB; provided that, in each case of (a), (b) and (c), FCB shall use reasonable best efforts, at FCB’s cost, to obtain the right, consent or waiver to license the IP Rights or assign the agreements, as applicable, to Barca Media or its designated Subsidiaries. Pending obtaining such right, consent or waiver, the Parties shall cooperate with each other to agree to any reasonable and lawful arrangements designed to provide Barca Media with the economic claims, rights and benefits under such IP Rights or agreements, and assume the economic burdens and obligations with respect thereto, including by subcontracting, sublicensing or subleasing to Barca Media to the extent contractually permissible.

Any content or other materials that are developed, created or reduced to practice by or for Barca Media or any of its Subsidiaries following the Closing shall be exclusively owned by Barca Media or its applicable Subsidiary.

Following the execution of the BCA, FCB shall not, and shall cause its Affiliates not to, grant any rights to any Affiliate or to any third party that conflicts with or is inconsistent with the rights purported to be granted to Barca Media pursuant to this Term Sheet.

4.	Content Services to FCB

Barca Media shall be the exclusive provider of content, media and other services to FCB and its Affiliates within the scope of the Business. Examples include production of sponsor videos, player announcement videos, and promotional materials for concerts and other events in the stadium.

5.	Access and Cooperation

FCB shall, and shall cause its Affiliates to, provide reasonable assistance and cooperation to Barca Media in connection with the conduct of the Business, including (i) by providing access to the stadium, and (ii) by making players, coaches and other personnel available for interviews and other content-related activities, always subject and limited to what is provided in their respective employment contracts and the rights and obligations therein established in relation to the exploitation of their image.

Such assistance and cooperation shall be no less than the assistance and cooperation (including access to stadium, players, coaches and other personnel) that were provided by FCB and its Affiliates with respect to the Business prior to the execution date of the BCA.

6.	Economics	Royalty to be discussed in good faith by the Parties.
7.	Approvals

For any content or other media that is produced by Barca Media for FCB and its Affiliates as contemplated by the row “Content Services to FCB”, FCB shall have final approval over such content and media.

For any other aspects of the Business, if any activity contemplated by Barca Media conflicts in any material respect with certain FCB values (to be agreed by the parties and attached to the Definitive Agreements), Barca Media shall seek FCB consent, not to be unreasonably withheld; provided that FCB shall not withhold its consent to any activity that is substantially similar to any activity conducted by Barca Media and its subsidiaries prior to the Closing. FCB shall respond within 5 days to any request for consent. Lack of response from FCB will be deemed as approval.

8.	Player Contracts

Barça Media shall ensure that any use of players, coaches and other FCB’s personnel image should be fully respecting the rights duly regulated in their respective employment contracts, and FCB shall, and shall cause its Affiliates to, provide Barca Media with the exclusive right to the use the publicity rights (e.g., names image, likeness) and other IP Rights owned or controlled by their players, coaches and other personnel in connection with the Business, subject to their respective employment contracts.

To the extent any existing agreements with players, coaches and other personnel do not provide such exclusive right, FCB shall, and shall cause its Affiliates to, use commercially reasonable efforts to amend such agreement, as soon as practicable following the Closing, to provide such right.

9.	Intellectual Property Registration, Maintenance and Enforcement

Registration. Barca Media shall own all IP Rights created or otherwise produced by Barca Media during the Term, and shall be entitled to seek registration of the foregoing; provided that, Barca Media shall not file for any Trademark registrations that contain any Trademarks owned or controlled by FCB or any of its Affiliates (e.g., a combination Trademark that includes “FC Barcelona”); provided, further, that, upon Barca Media’s request, FCB shall file for such Trademark registrations at FCB’s cost, and shall Trademark registrations shall be included in the FCB IP licensed to Barca Media.

Maintenance. FCB shall, and shall cause its Affiliates to, maintain all FCB IP in full force and effect during the Term.

Enforcement. FCB shall, and shall cause its Affiliates to, use commercially reasonable efforts to enforce the FCB IP against any third part infringers who use any FCB IP within the scope of the Business. Notwithstanding the foregoing, Barca Media shall be entitled to send take down notices to any platforms that host or make available content that infringes the IP rights of Barca Media.

10.	Term	The term of the Definitive Agreements shall be 20 years; provided that the term shall be automatically extended for consecutive 20 year terms unless FCB would be entitled to terminate the Definitive Agreements pursuant to Section 11 (the “Term”).

11.	Termination

The Definitive Agreements are not terminable by either Party, except for willful and repeated material breaches (as finally determined by a court of competent jurisdiction) by either Party of certain significant obligations (e.g., payment obligations) to be specified in the Definitive Agreements.

12.	Effects of Expiration or Termination

Upon any expiration or termination of the Definitive Agreements, FCB to acquire any content or other materials owned, produced or under production by Barca Media that utilize any FCB IP, based on a discounted cash flow valuation methodology.

13.	Order of Precedence

The parties acknowledge that there exist certain agreements as of the Closing between FCB and Barca Media. In the event of any conflict or inconsistency between such agreements and the Definitive Agreements, the Definitive Agreements shall prevail.

14.	Assignment	Neither Party shall have the right to assign the Definitive Agreements, without the prior written consent of the other Party, such consent not to be unreasonably withheld.
15.	Governing Law	Spanish common law with express exclusion of regional laws.
16.	Dispute Resolution	Non-binding mediation followed by binding arbitration
17.	Certain Definitions; Interpretation

“Affiliates” shall have the meaning set forth in the BCA, provided that TopCo and its subsidiaries, including Barca Media, shall be deemed not to be Affiliates of FCB for purposes of this Term Sheet and the Definitive Agreements.

“Business” has the meaning set forth in the BCA.

“Closing” and “Closing Date” have the meaning set forth in the BCA.

All uses of “include” or “including” shall be deemed to be followed by the words “without limitation”.

The Definitive Agreements shall provide that TopCo and its subsidiaries shall be entitled to the same rights that are provided to Barca Media hereunder.